                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                               AMENDMENT NO. 1

                                      TO


                                   FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                            AIR SOUTH AIRLINES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)




           Delaware                                              36-3889681
-------------------------------                             -------------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)



      1800 St. Julian Place, 4th Floor, Columbia, South Carolina 29204
      ----------------------------------------------------------------
          (Address of principal executive offices)      (Zip code)



       Registrant's telephone number, including area code (803) 822-0502
       -----------------------------------------------------------------


       Securities to be registered pursuant to Section 12(b) of the Act:


                                      None
                                ----------------
                                (Title of Class)



       Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock par value $0.001 per share
                    ---------------------------------------
                                (Title of class)

ITEM 1.  BUSINESS.

        A glossary of certain terms used in this Form 10 appears following Item 14.


        ORGANIZATION AND OPERATIONS- Air South Airlines, Inc. (the "Company" or "Air South") was incorporated in Illinois in 1993 as Travel Management Industry Services, Inc. for the purposes of providing consulting services regarding travel industry marketing. On January 26, 1994, an amendment to the Articles of Incorporation was filed which changed the name of the Company to Air South, Inc. and the stated purpose to operation of an airline and related services. The Company commenced airline operations on August 22, 1994. Prior to commencement of airline operations, the Company was essentially a development stage enterprise with activities consisting of organizational and pre-operating activities. The Company's management primarily spent the pre-operating period and the initial phase of operations recruiting key personnel, developing strategies, obtaining Federal Aviation Administration and Department of Transportation certification and negotiating aircraft leases, debt agreements and grant agreements. During the period ended August 31, 1993, the Company produced no revenues and incurred development stage losses of approximately $300,000. On December 29, 1995, the Company: was reincorporated in Delaware; changed its name from Air South, Inc. to Air South Airlines, Inc.; changed its common shares authorized from 10,000,000 to 18,000,000 and from no par value shares to $0.001 par value shares; and authorized 2,000,000 shares of preferred stock with a $0.001 par value. The Company also changed its year end for financial reporting purposes from August 31 to December 31.

       Air South seeks to provide low-cost, low-fare scheduled airline service to passengers in the Southeastern, Eastern seaboard and Midwestern regions of the United States. The Company began flight operations within the Southeast on August 22, 1994 with two and currently has seven Boeing 737-200 aircraft. All aircraft used by the Company are leased. In the first quarter of 1996 the Company began implementing a linear, point-to-point route strategy. The Company provides passengers with non-stop and other direct flights from cities in the Southeast to the high-density, high-volume markets in the Northeast, Midwest and Florida, presently New York, Chicago and Miami. Cities currently served are Jacksonville and Miami, Florida; Atlanta, Georgia; Chicago, Illinois; New York, New York; Charleston, Columbia, Greenville/ Spartanburg and Myrtle Beach, South Carolina; and Norfolk, Virginia.
Although all cities served by the Company can be reached from any other city served, the Company does not schedule flights between certain cities.


BUSINESS STRATEGY

         The Company's business strategy is focused on providing low-cost, low-fare, profitable jet air service from the Southeastern and Eastern seaboard regions to high population areas of the Northeast, Midwest and Florida, and is based on the following key elements.


         The Company believes its route structure provides air travelers to and from the Southeast with an attractive alternative to the inconvenient, time consuming hub-and-spoke system of air travel offered by the national full-fare airlines. According to the latest data available from the Department of Transportation (the "DOT"), the Southeast currently is the largest and fastest growing air travel market in the United States. There are a large number of cities in the Southeast and along the Eastern seaboard that have little or no direct airline service to the high-density, high-volume markets of the Northeast, the Midwest, and Florida. Historically, the Southeastern and Eastern seaboard regions were served by airlines such as Piedmont Airlines and National Airlines which successfully provided direct air service within these markets. In 1979, National was acquired by Pan American and in 1987 Piedmont was acquired by USAir. Subsequently, direct air service was terminated in favor of adopting the hub-and-spoke strategies of these acquirors. When
People Express Airlines initiated service to these markets in the mid-1980's, there was a significant increase in traffic as more air travelers took advantage of its low fares and direct jet service. With the acquisition of People Express by Continental Air Lines and the further expansion of hub-and-spoke systems, convenient and frequent direct jet service to these markets was once again significantly reduced and for many cities eliminated.


         The Company believes the resulting market environment is one of consumer frustration because many Southeastern air travelers are forced to endure added time and inconvenient connections at the busy Atlanta, Georgia and Charlotte, North Carolina hubs instead of being able to fly directly to their destinations. The Company views the markets that form the spokes of the hub-and-spoke route system designed by the national full-fare carriers as key cities for its strategy. Based on historical passenger traffic data, past successes of other direct and low-fare airlines, and the dissatisfaction of air travelers in the region, the Company believes the opportunity exists to provide profitable air service which bypasses the hub-and-spoke system of the national full-fare carriers.


         The Company's policy is to offer fares which are at or below those of other low-fare airlines in the region. These low fares are intended to attract both value-conscious business travelers and leisure travelers from competing airlines, to increase the efficiency of travel and to stimulate demand by those who might otherwise have used ground transportation or not traveled at all.
For example, the Company's 14-day advance, and walk-up one-way fares on its Columbia to New York route are $79 and $199, respectively.




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


         The Company believes it can achieve and sustain a low operating cost structure through lower labor costs, a highly productive work force, quick turnaround times, efficient facilities utilization, and high utilization of its aircraft. Additionally, through growth and greater market concentration, the Company hopes to experience significant economies in costs. Moreover, the Company believes that by operating a single aircraft type, reductions in costs can be achieved through commonality of training, maintenance and inventory.
This low operating cost structure is expected to be one of the Company's principal competitive advantages. For the immediate future, the Company intends to utilize only Boeing 737-200 aircraft. The Company is determined to maintain the highest level of safety, productivity, and utilization with a low unit cost.


         The Company believes its highly trained and motivated non-union work force is one of its competitive advantages. The Company seeks to select and train only the most enthusiastic, polite, pleasant and professional employees in order to provide its passengers with friendly southern hospitality in the air. Management believes its employees generally have enthusiastically embraced the lean, flat, friendly, entrepreneurial culture at the Company. In addition, approximately 50% of its employees are stockholders in the Company. Management believes the Company's payroll costs are considerably less per comparable employee than the national full-fare carriers. The Company's flat organization structure allows rapid decision making at all levels.

SOUTHEAST MARKET


         Air travel in the Southeast primarily flows through two major hubs:
Atlanta, Georgia and Charlotte, North Carolina. Airline service to spoke cities in this region has deteriorated as airlines have either merged with larger carriers or have gone out of business. In addition, in order to have the economic advantages provided by use of the hub and spoke system, many of the major carriers have reduced or eliminated non-stop and direct service to other than the hubs, or offered high-priced propeller-only service through affiliated commuter airlines. The resulting market environment is one of frustrated passengers without alternatives to the time-consuming, inconvenient hub connections and high fares of the national full-fare carriers.


         The Southeast region experienced the fastest economic growth among major regions in the United States in 1995, and published accounts of economists have forecasted that economic growth in the region can be expected to continue during their forecast periods. According to statistics provided by the DOT, the Southeast currently is the largest and fastest growing air travel market in the nation. The aggressive economic development activities undertaken by many Southeastern states have resulted in a significant number of foreign and domestic companies relocating to and establishing new plants and businesses within the region. Management believes this economic growth will produce increased demand for the Company's service.

FARE STRUCTURE

         The Company's low-fare service is designed to meet the needs of, and stimulate increased demand among, leisure travelers and value-conscious business travelers.

         The Company also offers a tiered fare structure with discounts for 14-day and 7-day advance purchase as well as a peak/off peak structure. All advance purchase fares are non-refundable and have a change fee. The Company does not require a Saturday night stay or any other timing restrictions on any of its tickets. All of the Company's published fares are sold and paid for by the customer within 24 hours of the time when the reservation is made.





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

ROUTE SYSTEM AND SCHEDULING

         The Company's schedule presently provides for in most cases two or three and up to four round-trip flights per day in markets that the Company serves. The Company's objective is to provide sufficient capacity in each market to satisfy demand for the Company's low-fare service, while maintaining above break-even load factors.

         The relatively small size of the Company's aircraft fleet (see "AIRCRAFT," below) and the Company's objective of maintaining high utilization of its aircraft, present challenges in scheduling convenient service on its routes. The Company schedules its flights to facilitate non-stop and direct service between city pairs to take advantage of connecting and segment traveling passengers. It may be necessary in some cases to schedule departures in certain markets at times that may not be considered optimal from the perspective of travelers. The Company's operating experience to date indicates, however, that travelers are often willing to forego a more desirable departure time in exchange for low fares and the convenience of the Company's air service.


The Company operated with only six of its seven aircraft for substantially all of the period from September 1995, until June 1996. During that period one of the seven aircraft was unavailable at all times as each aircraft in the fleet rotated through a Federal Aviation Administration ("FAA") mandatory heavy "C-Check" inspection and maintenance. The result has been an infrastructure and a route structure designed for high utilization of seven or more aircraft while the Company has been able to operate only six. Beginning in August 1996, the Company began operating only five of its seven aircraft to improve schedule reliability and on-time performance. By doing so the Company was better able to manage its fleet for timely performance. By not utilizing two aircraft in scheduled service, schedule reliability was increased by the Company applying its maintenance and operational resources to only five aircraft. Because of improved operational capabilities and results, the Company now operates six and expects to operate seven aircraft in June
1997, and continues to explore the possibility of acquiring one or more additional aircraft (see "AIRCRAFT," below).


         Typically, airlines experience reduced demand for services at various times during the fall and winter. During these periods, an airline may experience variations in passenger demand based on its particular routes and passenger demographics. Due to the Company's limited history and the implementation of the Company's linear, point-to-point strategy, the Company is unable to predict whether, or to what extent, seasonal variations in its operations will differ from those of the airline industry generally. If the Company's demand patterns are similar to those of the airline industry generally, the Company would experience reduced demand during the fall and winter with adverse effects on revenues, operating results, and cash flow.

RESERVATIONS AND OTHER SYSTEMS

         The Company operates local and wide area networks supporting a computerized reservations system, a financial accounting system, and an airline dispatch and crew scheduling/tracking system. The reservations system ("Open Res") is in use at several airlines around the world, and provides the ability to communicate with and accept reservations from other major airlines' computerized reservations systems ("CRS"). Approximately 50% of the Company's reservations are booked by travel agents through these CRS's. The system also allows the Company to provide "ticketless" travel for passengers booking their reservations directly with Air South. Open Res is a relational database which provides manangement with real time information on a wide range of financial and traffic indices.

          The Company has a reservations center in Columbia, South Carolina where it accepts nationwide calls from travel agents and passengers over its toll free number (1-800-AIR SOUTH).



SALES AND MARKETING


         Objectives. The primary objectives of the Company's marketing activities are to create product awareness and brand recognition, and to develop first time customers and customer loyalty. Marketing is targeted at the general traveling public, both leisure and value-conscious business travelers, and the travel industry intermediaries, including travel agents, corporate travel arrangers, and meeting planners in the Southeastern region, where the Company is portrayed as an aggressive, innovative provider of high quality air transportation services. The Company has applied to the Department of Defense to become an approved carrier for official government travel.

         The Company markets its services through CRSs, mass media, advertising, public relations, direct sales, and regional and local promotions. In addition, the Company believes it has benefitted from generally favorable regional and local media coverage of its growth and operations.

         Computer Reservations Systems. The Company participates in the airline industry's CRSs. The Company's flight schedules and inventory of seats and fares are displayed prominently in every CRS. Passengers and travel agents have instant and complete access to the Company's flight schedules, availability and fares, including any special promotions. The Company has installed a ticketless reservation system which reduces the cost of revenue accounting functions and the direct and indirect costs of handling tickets. Management believes its participation in the CRSs, the travel industry and travel agent norm for making reservations, gives it a competitive advantage over low-fare or charter airlines which do not participate in such systems.

         Travel Agents. The Company markets its services to travel agents, who account for approximately 50% of its passenger bookings, through direct sales and promotion, and through CRSs. In addition to providing easy access to the selling of the Company's flights through the industry CRSs, the Company maintains a special toll-free number for travel agent use. The Company pays travel agents a commission of 10% of the fare booked.

         Advertising. Management is aware of the critical importance to a start-up airline of the need to advertise and promote its service and create brand awareness. Unfortunately, because of capital limitations, all elements of marketing -- sales, advertising and promotion -- frequently have been scaled back to barely a whisper. The Company believes that recent infusions of capital will permit it to promote more aggressively its new routes and attractive fares. The Company's advertising typically emphasizes the Company's low fares, destinations served on a non-stop or one-stop basis, simplified fare structure, and product features that distinguish the Company as a smart low-fare choice. The Company's advertising consists of radio, newspaper, magazine, billboards, and television.

         Promotions. The Company augments its advertising and public relations effort with innovative promotions that are fun, high profile, and newsworthy. Radio promotions throughout the system are conducted on an ongoing basis, and the Company reaches out to the communities it serves by participating in local, civic, special interest, educational, and other non-profit events to gain identity and support.

         Frequent Flyer Program. The Company offers its customers the opportunity to participate in a segment-based Frequent Flyer Program which is simple to administer. A free trip is awarded to travelers who fly eight round trips or the equivalent on Air South. Frequent Flyers receive additional inducement to use the Company's service, including pre-boarding and special fare promotions.

AIRCRAFT


         The Company's fleet currently consists of seven Boeing 737-200 jet aircraft. The Company's Boeing 737-200 aircraft are all twin-engine, two-pilot crew, jet aircraft equipped with Pratt & Whitney JT8D engines. The Boeing 737-200 aircraft is widely used throughout the world on medium-haul flights similar to those flown by the Company. The Company's aircraft were first placed in service between 1968 and 1979 and have an average age of 23 years. Modern aircraft are such that they can be used until the cost to maintain them in airworthy condition exceeds the cost of scrapping them. The Company does not contemplate that within the next five to ten years it will be required to change the constitution of its aircraft fleet to include a newer generation of aircraft. The Company intends for the immediate future to use only Boeing 737-200 aircraft. All of the Company's aircraft provide 122 passenger seats configured for all-coach service. The Company believes that the use of a single type of aircraft reduces the cost of personnel training and maintenance services, and contributes to its low-cost operating structure. The Company leases all of its aircraft under operating leases with remaining terms from approximately one and one-half to three years. Five of the Company's aircraft are leased from various owners through their agent, GE Capital Aviation Services, Inc. and two are leased from Mimi Leasing Corp.


         The Company's additional growth is dependent upon its ability to purchase or lease additional aircraft and spare engines. See "ITEM 2 -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS". Depending on market conditions, the Company intends to continue seeking aircraft to meet its additional capacity needs. The demand for, and lease prices of, used aircraft has increased over the past 18 months, and may increase further in the future. The Company cannot predict how long suitable aircraft will continue to be available, whether it can lease such aircraft on satisfactory terms, or whether such aircraft can be delivered on a timely basis. Furthermore, because the precise timing of the acquisition and delivery of





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additional aircraft in the future is uncertain, the Company may take delivery of additional planes but be unable to put them into service until it hires and trains additional personnel, acquires gate facilities, and completes the other matters necessary to begin operating new routes. The Company also believes that, as it expands its fleet of aircraft, it will require additional aircraft engines, which are becoming increasingly difficult to obtain on favorable economic terms. The Company currently has no spare engines, and there can be no assurance that the Company will be able to obtain a sufficient number of aircraft engines in the future on satisfactory terms.

AIRPORT OPERATIONS

         The Company provides its own passenger service personnel at all airports served other than Chicago Midway where it contracts such services to another airline. Ramp service operations, including marshaling aircraft into the gate, baggage and cargo loading and unloading, aircraft cleaning, and lavatory and water servicing, are handled by Company employees at Jacksonville, Florida, Atlanta, Georgia, and Columbia and Myrtle Beach, South Carolina. At other airports served, certain of these services are provided by fixed-base operators under contract with the Company. Required de-icing services are contracted to fixed-base operators or other air carriers at all locations except Columbia, South Carolina, where de-icing is accomplished by Company personnel. Such ground handling, de-icing and other contracts are terminable by either party; however, other providers of such services are available at each location.

         Ticket counters, gates, and airport office facilities at each of the airports the Company serves are leased from the airport authority or subleased from other airlines. In all cases, airport use fee agreements for landing fees and other airport use related charges exist with airports the Company serves. The Company has signatory agreements with the airport authorities located in Columbia and Charleston, South Carolina. Signatory agreements offer the Company various financial advantages in exchange for a long-term commitment to maintain airport leaseholds. These leaseholds may be sublet to another airline with the consent of the airport if the Company should reduce or eliminate service at those locations in the future; however, there is no assurance that a suitable subtenant can be found.

MAINTENANCE AND REPAIR


         In general, the cost to maintain older aircraft exceeds the cost to maintain newer aircraft. The FAA has promulgated Airworthiness Directives ("ADs") with respect to aging aircraft, and there are pending regulations that would require certain additional maintenance checks and other maintenance requirements for aircraft operating beyond certain operational limits. From time to time, the FAA also develops new requirements which apply to all aircraft and which may require significant and costly modifications or additions to the aircraft. It is likely that the ADs, pending regulations, and required aircraft modifications will apply to all of the Company's aircraft. The Company anticipates that it, along with all other operators of Boeing 737-200 aircraft, will be required by the FAA to modify the tail section flight controls of its Boeing 737-200 aircraft. These modifications are being required as a result of investigations by the FAA of accidents involving Boeing 737-200 aircraft operated by other airlines. The Company does not now know the exact cost of such modifications; however, the Company believes that its parts and installation cost is not likely to exceed $75,000 per aircraft; the Company does not believe that the modifications will cause the aircraft to be out of service for a material amount of time.



         The Company provides its own routine and daily aircraft maintenance, repair and checks at its Columbia, South Carolina airport facility, or in other cities, as needed, by an FAA-approved independent contractor, often another airline. Major scheduled maintenance, including C-checks, component overhaul/repair services and engine overhaul services are performed under contract at maintenance bases of other airlines or at various independent maintenance or overhaul providers.

         The Company does not currently own or lease a spare engine. The Company has an agreement with an independent spare parts inventory supplier to provide spare parts inventory purchasing and financing services for a fee.





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

EMPLOYEES

         At March 31, 1997, the Company had 589 full-time equivalent employees.

         Training, both initial and recurrent, is required for all flight operations, maintenance, reservations and customer service personnel. The average training period for all new employees is approximately four weeks, although the Company's cockpit crews undergo approximately eight weeks of training. Both pilot training on 737-200 aircraft simulators and mechanic training for the 737-200 is provided by contractors, which include other airlines. The Company entered into an agreement with the State of South Carolina providing for payment by the State for the initial training for all South Carolina based flight crews, mechanics, reservations agents, and airport service agents up to a total of 1,004 employees. Recurrent training of pilots and flight attendants is done by qualified in-house instructors. Recurrent 737-200 simulator time for pilots is paid for by the Company.

         FAA regulations require pilots to be licensed as commercial pilots with specific ratings for each aircraft to be flown and to be medically certified as physically fit. Licenses and medical certification are subject to periodic re-evaluation requirements, including recurrent training and recent flying experience. Mechanics, quality-control inspectors, and flight dispatchers must be licensed and qualified for specific aircraft. Flight attendants must have initial and periodic competency fitness training and FAA certification, and must be qualified for specific aircraft. Training programs are subject to approval and monitoring by the FAA. Management personnel directly involved in the supervision of flight operations, training, maintenance and aircraft inspection must meet experience standards prescribed by FAA regulations. All of these employees are subject to background checks and pre-employment and subsequent drug testing.

         Management believes that the current conditions in the airline industry have created a sufficient pool of qualified pilots, dispatchers, and mechanics to satisfy the Company's current and foreseeable future needs in the flight operations, maintenance, and quality control areas and that the Company should have no difficulty hiring and continuing to employ the required personnel. The Company is presently considering what changes are appropriate in its overall employee benefits and compensation programs.

         While the Company believes that its per employee labor cost is lower than those of its competitors, this cost may increase in the future. None of the Company's employees are represented by a labor union. The Company is unable to predict whether any of its employees will elect to be represented by a labor union or other collective bargaining unit in the future. The Company considers its relationship with its employees to be very good.

FUEL


         The cost of jet fuel is one of the Company's largest operating expenses. Fuel costs represent approximately 21.9% of revenue and 14.2% of operating costs for the three-month period ended March 31, 1997. Any significant increase in fuel costs would materially affect the Company's operating results. A significant increase in fuel costs would also result in a disproportionately higher increase in the Company's fuel expense compared to many of its competitors whose average aircraft is newer and thus more fuel efficient. Both the cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world which the Company can neither control nor accurately predict. In the event of a fuel shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. The Company has no agreement assuring the availability and price stability of fuel over any period of time because such agreements are generally not available, and to date has not used forward purchases as a hedging technique to minimize fuel price fluctuations. Therefore, an increase in the cost of jet fuel will be immediately passed through to the Company by suppliers. The Company has not in the past been able to pass along increases in fuel costs to its customers.



         The Company cannot predict the future cost and availability of fuel. Substantial price increases or the unavailability of adequate suppliers could have a material adverse effect on the Company's business, financial condition, or results of operations. Airlines that are larger and better capitalized than the Company, or which have successfully applied hedging techniques, may be able to better absorb increases in fuel prices than the Company.


         The Company uses an outside fuel management organization to assist it in the management of its fuel purchases and related airport fuel storage arrangements.



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







COMPETITION

         Under the Deregulation Act, domestic certificated airlines are free to enter and exit domestic routes and to set fares without regulatory approval, and all city-pair domestic airline markets are generally open to any domestic certificated airline. As a consequence, the airline industry is intensely competitive.

         Airlines compete primarily with respect to fares, scheduling (frequency and flight time), destinations, frequent flyer programs, and type (jet or propeller) and size of aircraft. The Company competes with other airlines on its routes and expects to compete with other airlines on any future routes. Many of these airlines are larger and have greater name recognition and greater financial resources than the Company.


         In the Southeast market, two major carriers, Delta Air Lines (and its commuter affiliate Comair) and US Airways, and one low-fare carrier, ValuJet Airlines, are the principal competition for the Company. In addition, Continental Airlines introduced service between Newark and Charleston, Columbia and Myrtle Beach, South Carolina in May and June, 1996. The Delta commuter affiliate, Comair, recently introduced 50-seat jet service between New York LaGuardia and Charleston and Columbia, South Carolina. Delta's and Comair's average fares are generally more than twice the Company's average fares on the same routes. US Airways provides only connecting service through its hub in Charlotte at fares generally more than double the Company's fares on the same routes. Although the major carriers sometimes offer low competing fares, such fares usually are subject to restrictions and are available only on a limited number of seats. All of the major carriers (including Delta's commuter affiliate, Comair) have far greater resources than the Company and have established reputations and name recognition. As a result, all provide formidable competition.


         Delta has established a low-fare subsidiary, Delta Express, to compete with low-fare carriers such as the Company, but does not now compete in the Company's markets. Delta Express is based in Orlando, Florida,

         Southwest Airlines introduced service in the Southeast, mainly in Florida, beginning in January, 1996. Southwest does not now serve any of the same markets as the Company; Southwest does, however, fly between Jacksonville and Fort Lauderdale, Florida which could be considered competitive with the Company's Jacksonville and Miami, Florida service.

         Airtran Airways, Inc. recently began service from three of the Company's cities to Orlando, Florida, a city not served by the Company.

         There can be no assurance that Delta Express, Southwest or Airtran will not directly compete with the Company in the future. If such competition does occur, the Company would need to rely on greater stimulation of traffic and its low-fare structure to be successful.

         In the future, competing airlines may set their prices at or below the Company's fares or introduce new non-stop service between cities served by the Company in attempts to prevent the Company from achieving or maintaining profitable operations. The Company may face competition not only from existing airlines which may begin servicing markets the Company serves, but also from new low-cost airlines that may be formed to compete in the low-fare market (including any airlines that may be formed by major airlines) and from ground transportation alternatives. For example, Jet Express, a public-charter airline, has provided seasonal scheduled jet airline service with discounted air fares from Myrtle Beach, South Carolina to Chicago, Illinois, Boston, Massachusetts, Detroit, Michigan, Newark, New Jersey, Long Island, New York, and Philadelphia, Pennsylvania. In addition to traditional competition among the scheduled domestic carriers, the industry may be subject to new forms of competition in the future, such as video teleconferencing and other methods of electronic communication, that may add a new dimension of competition to the industry as businesses seek lower cost substitutes for air travel. The Company recognizes that recurrent travelers have developed loyalties to existing airlines or may desire benefits (such as numerous destinations and a choice in class of service) that only major airlines currently provide. Many business travelers are able to obtain reimbursement for their travel expenses and therefore may be unwilling to give up the perceived benefits of national full-fare airlines simply to obtain the Company's lower fares. In addition, the Company anticipates that attracting customers from established airlines to the Company's new routes will be even more difficult than attracting customers to the Company's existing routes. The Company has previously experienced a poor record of on time performance and passenger service, and has had an above average number of cancelled flights. The Company has taken steps which have alleviated much of this problem; however, this may continue to hamper



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passenger acceptance in the future.  The Company believes that these problems have been greatly alleviated as a result of reductions in its schedule, better training and better management of personnel, facilities and equipment. The Company's decision to discontinue service to certain cities may also have created dissatisfaction among passengers expecting to fly these routes and may also negatively affect passenger acceptance. In addition, all low-fare start-up airlines experienced a decline in the acceptance level of the flying public as a result of the publicity and criticism of ValuJet Airlines following the May 11, 1996 aircraft crash and the June 18, 1996 grounding of all ValuJet aircraft.

GOVERNMENT REGULATION

         All interstate air carriers are subject to regulation by the DOT and the FAA under the Aviation Act. The DOT's jurisdiction extends primarily to the economic aspects of air transportation, while the FAA's regulatory authority relates primarily to air safety, including aircraft certification and operations, crew licensing and training, and maintenance standards. The Company has obtained a Certificate of Public Convenience and Necessity issued by the DOT and a Part 121 Operating Certificate issued by the FAA. The Certificates remain in effect until revoked by administrative action. In general, the amount of economic regulation over interstate air carriers in terms of market entry, exit, pricing, and inter-carrier acquisitions and agreements has been greatly reduced subsequent to enactment of the Deregulation Act.

         The FAA has jurisdiction over, and imposes requirements concerning, flight operations generally, including the licensing of pilots, maintenance and flight dispatch personnel, the establishment of standards and requirements with respect to training, maintenance and flight operations, including standards applicable to cabin crews, communications and air and ground equipment, among other things. The Company must obtain and maintain FAA certificates of airworthiness for all of its aircraft. The Company's flight personnel, flight and emergency procedures, aircraft and maintenance facilities are subject to periodic inspections and tests by the FAA.



        Air South began flight operations in August 1994. Since then Air South has had one reportable incident in October, 1994 in which no one was injured and no material damage was done to the aircraft.


         Presently, four airports, Chicago O'Hare, New York LaGuardia,
New York Kennedy and Washington National, are regulated by means of "slot" allocations, which represent governmental authorizations to take off or land at a particular airport within a specified time period. The DOT regulations currently permit the buying, selling, trading or leasing of slots. Slot values depend on several factors, including the airport, time of day covered, the availability of slots, and the class of aircraft. FAA regulations require the use of each slot at least 80% of the time and provide for forfeiture of slots in certain circumstances without compensation. The DOT may require forfeiture of slots without compensation if it determines slots are needed to meet operational needs of international or essential air transportation.


         The DOT has previously determined that the present structure of the slot system should not be changed at this time; however reports in the press have indicated that the DOT may reconsider its position. The Company's ability to gain access to these four airports is affected by the number of slots available to it for takeoffs and landings.



         The Company currently leases six slots at New York Kennedy for use during the slot controlled hours of 3:00 pm to 8:00 pm daily. Such leases expire on October 26, 1997; the Company is in negotiations for their renewal and has no reason to believe that satisfactory new leases will not be obtained.


         All air carriers are also subject to certain provisions of the Communications Act of 1934, as amended, because of their extensive use of radio and other communication facilities, and are required to obtain an aeronautical radio license from the Federal Communications Commission ("FCC"). To the extent the

Company is subject to FCC requirements, it has taken, and will continue to take, all necessary steps to comply with those requirements.

         The Company's operations may become subject to additional federal regulatory requirements in the future under certain circumstances. For example, the Company's labor relations are covered under Title 11 of the Railway Labor Act of 1926, as amended, and are subject to the jurisdiction of the National Mediation Board. During a period of past fuel scarcity, air carrier access to jet fuel was subject to allocation regulations promulgated by the Department of Energy. The Company is also subject to state and local laws and regulations at locations where it operates and the regulations of various local authorities that operate the airports it serves.

         Recently, the FAA escalated air carrier inspections involving carriers of all sizes. Recent inspections have resulted in the suspension of service by certain airlines. The Company was recently inspected as part of that program; only immaterial penalties have been issued against the Company resulting from FAA inspections; there can be no assurance as to future inspections that material penalties will not be assessed. The Company believes that low-fare and start-up airlines may be being subjected to regulation at a level of scrutiny greater than that applicable to larger, more established airlines.

INSURANCE

         The Company carries the types and amounts of insurance that are required by the DOT and that the Company believes are customary for airlines similar to the Company. These coverages include: Aircraft Third Party Liability Insurance; and All Risk Aircraft Hull Insurance and War Risk and Allied Perils Insurance; these coverages have a $500,000,000 Combined Single Limit limit of liability and include within them Baggage Liability and Cargo Legal Liability coverages. The Company also carries $3,000,000 of All Risk Spare Parts Insurance, as well as workers' compensation insurance. While the Company believes such insurance will be adequate as to amounts and risks covered, there can be no assurance that such coverage will continue to be available or that it will fully protect the Company against all material losses which it might sustain.

ENVIRONMENTAL MATTERS

         The DOT and FAA have authority under the Aviation Safety and Noise Abatement Act of 1979, as amended, under the Airport Noise and Capacity Act of 1990 and, along with the Environmental Protection Agency, under the Clean Air Act, as amended, to monitor and regulate aircraft engine noise and exhaust emissions. The Company believes it is operating its aircraft in compliance with all applicable FAA noise control regulations and with current emissions standards.


         The Company does not believe that compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to protection of the environment will have any material adverse effect upon the capital expenditures, earnings or competitive position of the Company. The Company does not expect to make any material environmentally related capital expenditures in the forseeable future. However, if the Company increases its fleet from the current seven aircraft, the Company may have to comply with federal noise control regulations for such additional aircraft which could cause it to incur material capital expenses.


BUSINESS COMMUNITY, STATE, COUNTY AND CITY SUPPORT

         The Company was initially financed with a combination of equity capital from its founding shareholders, local businesses and business leaders, and loans and grants from state and municipal governments, totaling more than $17,000,000. Business and government leaders in South Carolina arranged this financing to attract a jet airline to the State in order to stimulate tourism and aid the State's future economic growth and development. The business community throughout the State as well as state and local government officials have been very cooperative and supportive of the Company's efforts to provide low-fare jet service to South Carolina cities, and other cities in the Southeast.

         In late 1993 and early 1994, Patrick J. O'Shea, Clifton E. Haley and other founders of the Company met frequently with South Carolina development officials about locating the headquarters of the proposed, low-cost, low-fare regional airline in Columbia, South Carolina, and establishing flight service from Columbia and other South Carolina cities.

         Early cooperative efforts between the State of South Carolina, Richland and Lexington Counties, South Carolina and the City of Columbia, South Carolina resulted in an innovative package of financing and benefits as an inducement for the Company to bring a low-fare jet airline to South Carolina and to locate its corporate headquarters in the South Carolina midlands. This financing and benefits package included:

         - a $12,000,000 State arranged loan guaranteed by the Department of Housing and Urban Development (the "State Loan").

         - $3,000,000 of non-reimbursable grants from the City of Columbia and Richland and Lexington Counties to be used for personnel relocation, advertising, the cost of the Company's headquarters, reservation center and other facilities in the Columbia area, and working capital.

         - $1,137,000 of training grants for pre-employment training for pilots, mechanics, flight attendants, reservations personnel and others.

         The State Loan provides for a deferred, low-interest rate (4%, with interest payments beginning in August 1997); deferred principal repayment (principal payments beginning in September 1997); and an interest rate adjustment at September 1, 2004. The State Loan also limits the ability of the Company to move its headquarters or its principal operational base from Columbia without the written consent of the City of Columbia.

         As part of the cooperative effort of the business community and government authorities to provide capital, in May 1994, the Company raised approximately $1,000,000 through the sale of Common Stock in a private offering to South Carolina accredited investors (the "South Carolina Offering"). In connection with the final draw on the State Loan, the Company raised an additional approximately $1,500,000 in a rights offering of Common Stock to certain of its stockholders, including those who purchased stock in the South Carolina Offering and an offering to employees pursuant to a stock purchase plan.


         As of March 31, 1997 the Compamy was not (and is not now) in compliance with certain covenants of the State Loan Agreement; however, compliance with such covenants has been waived through December 31, 1997.


         The Company believes that the support, cooperation, and confidence shown by the various individuals and governmental entities has been a significant factor in its progress. However, there can be no assurance that the Company will continue to experience a supportive and cooperative environment in its governmental relations and with the communities in which it is located.

ITEM 2.  FINANCIAL INFORMATION.

(a) SELECTED FINANCIAL AND OPERATING DATA


         The selected Statement of Operations and Balance Sheet data as of and for each of the years ended August 31, 1994 and 1995 and December 31, 1996, and the four month period ended December 31, 1995, have been derived from the audited financial statements of the Company. The selected data as of and for the year ended December 31, 1995 and the three month periods ended March 31, 1996 and 1997 have been derived from financial statements of the Company which are unaudited but which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments necessary (consisting of normal recurring adjustments) for a fair presentation of the results for the unaudited period. The selected financial data is qualified by, and should be read in conjunction with, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" elsewhere in this ITEM 2 and with the Company's financial statements and the related notes thereto included elsewhere in this Form 10.


                                                                                  Four Months
                                                                                     Ended
                                          Twelve Months Ended August 31,(1)       December 31,      Twelve Month Ended December 31,
                                          ---------------------------------      -------------      -------------------------------
                                             1994(2)               1995               1995              1995              1996
                                          ------------          -----------      -------------      -----------        ------------
                                             ($000)               ($000)             ($000)            ($000)             ($000)
Statement of Selected
Financial Data
----------------------
TOTAL OPERATING REVENUES                     $    132            $ 45,130           $ 19,858         $ 58,368          $ 53,960

OPERATING EXPENSES
------------------
 Salaries, Wages & Benefits                     1,083              13,254              5,166           15,154            15,872
 Aircraft Fuel & Oil                              100              10,172              4,120           12,309            13,134
 Aircraft Leases                                  156               4,924              2,088            6,036             7,920
 Maintenance Materials and Repairs                146               7,573              3,671            9,625             8,330
 Agency Commissions                                 6               2,512              1,379            3,544             3,031
 Other rentals, landing and ground
  handling fees                                   105               4,619              1,990            5,690             5,900
 Advertising                                      324               2,393                595            1,978             4,501
 Depreciation & Amortization                       29                 350                175              442               668
 Other Operating Expenses(3)                    1,037              16,120              5,482           17,241            22,723
                                             --------            --------           --------         --------          --------
   Total Operating Expenses                     2,986              61,917             24,666           72,019            82,079
                                             --------            --------           --------         --------          --------

   Net Operating Loss                          (2,854)            (16,787)            (4,808)         (13,651)          (28,119)

 Interest Expense (net)                             6                 332                 76              393               857
 Grants/Other                                   1,045               1,256                 58              407               447
                                             --------            --------           --------         --------          --------

   Net Loss                                  $ (1,815)           $(15,863)          $ (4,826)        $(13,637)         $(28,529)
                                             ========            ========           ========         ========          ========

 Net Loss Per Share                          $ (0.72)            $ (3.18)           $ (0.69)         $ (1.95)          $ (4.14)

Weighted average common shares
 outstanding                                    2,523               4,987              6,981            6,981             6,888

SELECTED OPERATING AND OTHER DATA:(4)
 Revenue Passenger Enplaned (000)                   3                 788                330              996               730
 Revenue Passenger Miles (RPMs) (000)           1,104             273,965            119,059          351,239           361,230
 Available Seat Miles (ASMs) (000)              6,149             583,126            226,997          712,017           648,390
 Load Factor                                    18.0%               47.0%              52.4%            49.3%             55.7%
 Operating Break-even Load Factor              406.1%               64.5%              65.1%            60.9%             84.3%
 Average Fare                                $  44.00            $  57.27           $  60.18         $  58.60          $  73.92
 Passenger Yield Per RPM (cents)                11.96               16.47              16.68            16.62             14.94
 Total Revenue Per ASM (cents)                   2.15                7.74               8.75             8.20              8.32
 Operating Cost Per ASM (cents)(5)              48.56               10.62              10.87            10.11             12.59
 Block Hours Flown                                197              18,434              7,049           22,307            15,639
 Average Flight Segment (miles)                   255                 255                272              261               340
 Operating Cost Per Block Hour               $ 15,157            $  3,359           $  3,499         $  3,229          $  5,219

BALANCE SHEET DATA:
 Cash and Cash Equivalents                   $  3,552            $  1,054           $  2,370         $  2,370          $  1,070
 Working Capital (Deficiency)                   2,833              (6,934)            (8,546)          (8,546)          (27,321)
 Property and Equipment, Net                    1,061               2,238              2,595            2,595             3,469
 Total Assets                                   6,359              10,676             11,617           11,617             9,984
 Total Long Term Debt                           5,000              12,000             12,000           12,000            18,291
 Total Stockholders' Equity
  (Deficiency)                               $      2            $(13,996)          $(16,347)        $(15,847)         $(40,233)



                                             Three Months Ended March 31,
                                          ---------------------------------
                                             1996                  1997
                                          ------------          -----------
                                             ($000)               ($000)
Statement of Selected
Financial Data
----------------------
TOTAL OPERATING REVENUES                     $ 14,200            $ 13,745

OPERATING EXPENSES
------------------
 Salaries, Wages & Benefits                     3,905               3,869
 Aircraft Fuel & Oil                            2,942               3,005
 Aircraft Leases                                1,640               2,275
 Maintenance Materials and Repairs              2,020               1,971
 Agency Commissions                               794                 503
 Other rentals, landing and ground
  handling fees                                 1,487               1,462
 Advertising                                      824               1,458
 Depreciation & Amortization                      152                 215
 Other Operating Expenses(3)                    4,666               6,400
                                             --------            --------
   Total Operating Expenses                    18,430              21,158
                                             --------            --------

   Net Operating Loss                          (4,230)             (7,413)

 Interest Expense (net)                           118                 430
 Grants/Other                                      59                  48
                                             --------            --------

   Net Loss                                  $ (4,289)           $( 7,795)
                                             ========            ========

 Net Loss Per Share                          $  (0.63)           $  (1.12)

Weighted average common shares
 outstanding                                    6,829               6,967

SELECTED OPERATING AND OTHER DATA:(4)
 Revenue Passenger Enplaned (000)                 197                 149
 Revenue Passenger Miles (RPMs) (000)          71,996              83,585
 Available Seat Miles (ASMs) (000)            146,944             157,406
 Load Factor                                     49.0%               53.1%
 Operating Break-even Load Factor                63.6%               81.7%
 Average Fare                                $  72.22            $  92.25
 Passenger Yield Per RPM (cents)                19.72               16.44
 Total Revenue Per ASM (cents)                   9.66                8.73
 Operating Cost Per ASM (cents)(5)              12.54               13.44
 Block Hours Flown                              4,687               4,290
 Average Flight Segment (miles)                   274                 357
 Operating Cost Per Block Hour               $  3,932            $  4,932

BALANCE SHEET DATA:
 Cash and Cash Equivalents                   $    379            $    494
 Working Capital (Deficiency)                 (14,071)            (35,746)
 Property and Equipment, Net                    2,977               3,680
 Total Assets                                  13,590              11,778
 Total Long Term Debt                          12,000              17,994
 Total Stockholders' Equity
  (Deficiency)                               $(20,532)           $(48,005)


(1) The Company's fiscal year was changed from August 31, to December 31 effective for the year ended December 31, 1995
(2) The Company conducted flight operations for only ten days during the twelve months ended August 31, 1994.
(3) Other Operating Expenses include communications, utilities, professional and technical fees, postage, freight, supplies, all insurance (except workers' compensation coverage), credit card processing fees, computerized reservation system fees, flight crew hotel and per diem costs, other outside services, equipment rental, passenger food and interrupted trip expense and substitute aircraft service costs.
(4) See 'GLOSSARY' following item 14 for definitions of certain terms.
(5) From September 1995 through March 1997, the number of aircraft in service was reduced by at least one aircraft due to scheduled heavy maintenance inspections on the fleet as required by FAA regulations. During such periods operating cost per ASM was adversely affected because the Company's cost infrastructure and overhead remained unchanged while the number of ASMs were reduced.

(b) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company was incorporated on January 14, 1993. Until commencement of flight operations on August 22, 1994, the Company raised capital, obtained certification from the FAA and the DOT, recruited key personnel, negotiated facility and aircraft leases, contracted ground handling and maintenance services, trained flight personnel, and selected and installed a reservation system.

     The Company began flight operations with two Boeing 737-200 aircraft and initially provided service to Columbia, South Carolina, Atlanta, Georgia, St. Petersburg, Florida, and Miami, Florida. Service was later expanded to other Southern cities, some of which have since been dropped. Beginning in the first calendar quarter of 1996, following a change in management, the Company began a linear, point-to-point strategy designed to provide passengers with non-stop and direct jet air service from cities in the Southeast to selected high-density, high-volume markets in the Northeast, Midwest, and Florida.

     The Company's revenues are derived principally from the sale of airline services to passengers and are recognized when transportation is provided. Revenues are primarily a function of fare levels and the number of seats sold per flight. The Company's business is characterized, as is true for the airline industry generally, by high fixed costs relative to revenues, and low profit margins. Management's principal business strategy is to expand airline service where there is sufficient customer demand and the Company's operating costs permit profitable operations.

     The Company expects its future revenues to be affected by its ability to offer and maintain competitive fares, the reaction of existing competitors to the Company's service, the possible entry of national and other low-fare airlines into the Company's current or future markets, the effectiveness of the Company's marketing efforts, and general economic conditions. The Company's costs may be affected by increases in the price of jet fuel, scheduled and unscheduled aircraft maintenance expenses, labor costs, fees charged by independent contractors for various services, and rent for gates and other facilities.

     The Company expects to compete with new or existing competitors on future routes. Competing airlines may set prices at or below the Company's fares or introduce new, competing service. Competitors have responded to the Company's addition of routes to New York by providing new service and reduced fares.

     Typically, airlines experience reduced demand for services at various times during the fall and winter. During these periods, an airline may experience variations in passenger demand based on its particular routes and passenger demographics. Due to the Company's limited history and the implementation of the Company's linear, point-to-point strategy, the Company is unable to predict whether, or to what extent, seasonal variations in its operations will differ from those of the airline industry generally. If the Company's demand patterns are similar to those of the airline industry generally, the Company would experience reduced demand during the fall and winter with adverse effects on revenues, operating results, and cash flow.


     The Company has a limited history of operations, and since its inception has experienced significant losses. As of December 31, 1995, the Company had an accumulated deficit of $23,166,000 and negative stockholders' equity of $16,347,000; as of December 31, 1996 such accumulated deficit and negative stockholders' equity were $51,696,000 and $40,233,000 respectively. As of March 31, 1997 such accumulated deficit and negative stockholders' equity were $59,490,000 and $48,005,000, respectively.

RESULTS OF OPERATIONS

 The Company began flight operations on August 22, 1994, operating only ten days for the fiscal year ended August 31, 1994. In 1995, the Company changed from a fiscal year ending August 31, to a calendar year ending December 31. The following tables set forth selected financial data of the Company for the twelve months ended August 31, 1994 and 1995, December 31, 1995 and 1996 and for the three months ended March 31, 1996 and 1997.


                                                                     Twelve Months Ended August 31,
                                                    ---------------------------------------------------------------
                                                                1994                              1995
                                                    -----------------------------     -----------------------------
                                                                    Percent of                       Percent of
                                                        Amount       Operating           Amount       Operating
                                                        (000)        Revenues            (000)        Revenues
                                                    -----------------------------     -----------------------------
OPERATING REVENUES
  Passenger Revenue                                 $    132                          $ 44,466
  Other Operating Revenue                                  0                               664
                                                    -----------------------------     -----------------------------
TOTAL OPERATING REVENUES                            $    132         100.0%           $ 45,130        100.0%
                                                    -----------------------------     -----------------------------

OPERATING EXPENSES
  Salaries, Wages & Benefits                           1,083         820.5%             13,254         29.4%
  Aircraft Fuel & Oil                                    100          75.8%             10,172         22.5%
  Aircraft Leases                                        156         118.2%              4,924         10.9%
  Maintenance Materials and Repairs                      146         110.6%              7,573         16.8%
  Agency Commissions                                       6           4.5%              2,512          5.6%
  Other Rentals, Landing & Ground Handling Fees          105          79.5%              4,619         10.2%
  Advertising                                            324         245.5%              2,393          5.3%
  Depreciation & Amortization                             29          22.0%                351          0.8%
  Other Operating Expenses                             1,037         785.6%             16,120         35.7%
                                                    -----------------------------     -----------------------------

     Total Operating Expenses                          2,986        2262.1%             61,918        137.2%
                                                    -----------------------------     -----------------------------

     Net Operating Income\(Loss)                      (2,854)                          (16,788)

NON OPERATING ITEMS:
  Interest Expense                                         6                               332
  Grants/Other                                         1,045                             1,257

                                                    -------------                     -------------
  Net Nonoperating                                     1,039                               925
                                                    -------------                     -------------

     Net Loss                                        $(1,815)                         $(15,863)
                                                    =============                     =============


                                                                     Twelve Months Ended December 31,
                                                    ---------------------------------------------------------------
                                                                1995                              1996
                                                    -----------------------------    ------------------------------
                                                                    Percent of                       Percent of
                                                        Amount       Operating           Amount       Operating
                                                        (000)        Revenues            (000)        Revenues
                                                    -----------------------------    ------------------------------
OPERATING REVENUES
  Passenger Revenue                                 $  57,326                        $ 51,780
  Other Operating Revenue                               1,042                           2,180
                                                    -----------------------------    ------------------------------
TOTAL OPERATING REVENUES                            $  58,368        100.0%          $ 53,960       100.0%
                                                    -----------------------------    ------------------------------

OPERATING EXPENSES
  Salaries, Wages & Benefits                           15,154         26.0%            15,872        29.4%
  Aircraft Fuel & Oil                                  12,309         21.1%            13,134        24.3%
  Aircraft Leases                                       6,036         10.3%             7,920        14.7%
  Maintenance Materials and Repairs                     9,625         16.5%             8,330        15.4%
  Agency Commissions                                    3,544          6.1%             3,301         5.6%
  Other Rentals, Landing & Ground Handling Fees         5,690          9.7%             5,900        10.9%
  Advertising                                           1,978          3.4%             4,501         8.3%
  Depreciation & Amortization                             442          0.8%               668         1.2%
  Other Operating Expenses                             17,241         29.5%            22,723        42.1%
                                                    -----------------------------    ------------------------------

     Total Operating Expenses                          72,019        123.4%            82,079       152.1%
                                                    -----------------------------    ------------------------------

     Net Operating Income\(Loss)                      (13,651)                        (28,119)

NON OPERATING ITEMS:
  Interest Expense                                        393                             857
  Grants/Other                                            407                             447

                                                    -------------                    -------------
  Net Nonoperating                                         14                            (410)
                                                    -------------                    -------------

     Net Loss                                       $ (13,637)                       $(28,529)
                                                    =============                    =============



                                                    Three Months Ended March 31,        Three Months Ended March 31,
                                                    -----------------------------    ----------------------------------
                                                                1996                             1997
                                                    -----------------------------    ----------------------------------
                                                                    Percent of                              Percent of
                                                      Amount         Operating           Amount              Operating
                                                      (000)          Revenue             (000)               Revenue
                                                    -----------------------------    ----------------------------------

TOTAL OPERATING REVENUES
 Passenger                                          $  13,795                        $ 12,797
 Other                                                    405                             948
                                                    -----------------------------    ----------------------------------
                                                       14,200        100.0%            13,745       100.0%

OPERATING EXPENSES
 Salaries, Wages & Benefits                             3,905         27.5%             3,869        28.1%
 Aircraft Fuel & Oil                                    2,942         20.7%             3,005        21.9%
 Aircraft Leases                                        1,640         11.5%             2,275        16.6%
 Maintenance Materials and Repairs                      2,020         14.2%             1,971        14.3%
 Agency Commissions                                       794          5.6%               503         3.7%
 Other rentals, landing and ground handling fee         1,487         10.5%             1,462        10.6%
 Advertising                                              824          5.8%             1,458        10.6%
 Depreciation & Amortization                              152          1.1%               215         1.6%
 Other Operating Expenses 1/                            4,666         32.9%             6,400        46.6%
                                                    -----------------------------    ----------------------------------
   Total Operating Expenses                            18,430        129.8%            21,158       153.9%
                                                    -----------------------------    ----------------------------------
   Net Operating Loss                                  (4,230)                         (7,413)

Interest Expense (net)                                    118                             430
Grants/Others                                              59                              48
                                                    -----------------------------    ----------------------------------
  Net Loss                                          $  (4,289)                       $ (7,795)
                                                    =============================    ==================================

Comparison of the three months ended March 31, 1997 and 1996

Operating Revenues

        Total operating revenues of $13,745,000 were 3.2% lower for the three months ended March 31, 1997 compared to the three months ended March 31, 1996. At March 31, 1997 the Company provided service to 11 cities compared to 8 cities at March 31, 1996. The Company operated 5 of its 7 aircraft for all of the quarter ended March 31, 1997 and 6 (of the 7 available) for the quarter ended March 31, 1996. A new schedule has been operated since April 5 using 6 aircraft (of the available 7 aircraft) and the Company expects to be operating all 7 aircraft early in June.

        Total available seat miles ("ASM's") increased 7.1% from approximately 146,944,000 during the three months ended March 31, 1996 to approximately 157,406,000 during the three months ended March 31, 1997. Revenue passenger miles also increased from 71,996,000 during the three months ended March 31, 1996 to approximately 83,585,000 during the three months ended March 31, 1997. The increase in available seat miles was primarily attributable to an increase in the average stage length, which increased from 274 miles for the three months ended March 31, 1996 to 357 miles for the three months ended March 31, 1997. The increase in RPMs was primarily attributable to increased acceptance by the traveling public of the new routes being operated. The Company's load factor increased from 49.0% for the three months ended March 31, 1996, to 53.1% for the three months ended March 31, 1997. This increase was also the result of increased acceptance by the traveling public of the new routes being operated and additional advertising expenditures made to increase public awareness of the Company's new services.

        Passenger yield decreased 16.6%, from 19.72 cents per RPM for the three months ended March 31, 1996, to 16.44 cents per RPM for the three months ended March 31, 1997. The decrease in passenger yield was the result of increases in fares from initial promotional levels offset by the introduction of advanced reservation requirements, which produces the lower fares, and increases in the distance flown by travelers.

        The Company's operating break-even load factor increased from 63.6% during the three months ended March 31, 1996, to 81.7% during the three-month period ended March 31, 1997. The Company's high operating break-even load factor during the 1997 period was the result of (i) certain non-recurring maintenance and repair expenses, (ii) the impact of spreading the cost of the Company's corporate infrastructure (sufficient to support 7 aircraft) over a small number of total available seat miles flown using 5 of the 7 leased aircraft and (iii) higher than normal flight cancellations caused by both extraordinary delays in the release of aircraft from scheduled maintenance and unscheduled maintenance requirements for operational aircraft. Approximately 11%, 18%, 15%, 6% and 10% of scheduled flights were canceled from January through May 1997, respectively. The Company does not anticipate that such extraordinary scheduled maintenance delays will occur in the future. While the Company cannot predict unscheduled maintenance, it has taken certain actions and improved certain procedures which it believes will reduce the incidence of unscheduled maintenance and reduce its adverse affect on the schedule; these include hiring additional maintenance personnel and opening a second maintenance base. Since all seven aircraft have recently undergone scheduled maintenance, no scheduled maintenance checks are due until late 1997. The Company's break-even load factor should decrease as it generates incremental passenger revenue with the expansion of its new routes and the addition of aircraft to the Company's fleet. There can be no assurance, however, that any such incremental passenger revenue will be sufficient to cover the incremental costs of expansion or that, ultimately, as a result of these or other factors, the Company's operating break-even load factor will decrease.

Operating Expenses

        Operating expenses reflect costs for salaries, wages and benefits, aircraft fuel and oil, aircraft leases, maintenance materials and repairs, agency commissions, other rental, landing, and ground handling fees, advertising, depreciation and amortization, and other operating expenses.

        Salaries, wages and benefits reflect compensation earned by all employees of the Company. Fees paid to independent contractors are included in other operating expenses. The Company's employees are not unionized and when practicable, part-time employees are used.


Salaries, wages and benefits decreased .9% for the three months ended March 31, 1997 compared to the same three month period in 1996. Salaries, wages, and benefits accounted for 21.2% of operating expense 27.6% of operating revenue for the three months ended March 31, 1996. By contrast, salaries, wages, and benefits accounted for 18.3% of operating expenses and 28.1% of operating revenue for the three months ended March 31, 1997.

        Aircraft fuel and oil expenses include the cost of fuel, oil, and taxes, as well as the cost of pumping the fuel into the aircraft. Aircraft fuel and oil expenses increased 2.1% for the three months ended March 31, 1997.
The increase was attributable to higher fuel prices (up to $.81 per gallon from $.76 per gallon), plus increased consumption per block hour as a result of heavier loads. Aircraft fuel and oil expenses accounted for 16.0% of operating expense and 20.7% of operating revenue for the three months ended March 31, 1996. By contrast, aircraft fuel and oil expenses accounted for 14.2% of operating expenses and 21.9% of operating revenue for the three months ended March 31, 1997. The Company will likely absorb moderate increases in fuel costs, which would reduce profits or increase losses for the period affected. The Company would seek to offset significant longer term increases in fuel costs with increases in ticket prices. However, because of the Company's low-fare policy, its ability to pass on the additional costs may be limited. The Company's aircraft are relatively fuel inefficient compared to newer aircraft. An increase in the price of fuel could, therefore, result in a disproportionately higher increase in the Company's expense as compared with many of its competitors.

        The Company leases seven Boeing 737-200 aircraft on operating leases with terms between approximately one and one-half and three years.


        Aircraft lease expenses increased 38.7%, from $1,640,000 for the three months ended March 31, 1996, to $2,275,000 for the three months March 31, 1997. The increase was primarily attributable to an increase in the average monthly lease cost on 6 of the 7 aircraft leased by the Company. The lease rate increased by $25,000 per month on each of 5 aircraft as a result of renegotiated leases and increased from $38,900 to $105,000 per month on February 1, 1997 in exchange for payment of heavy maintenance expenses being paid for by the owner of 1 aircraft. Aircraft lease expense accounted for 8.9% of operating expenses and 11.5% of operating revenue for the three months ended March 31, 1996. By contrast, aircraft lease expense accounted for 10.8% of operating expenses and 16.6% of operating revenue for the three months ended March 31, 1997.


        Maintenance, materials, and repairs expense includes all the costs incurred by the Company for maintenance services and related parts and supplies, but excludes wages paid to the Company's maintenance employees. Currently, the Company uses its employees to perform minor maintenance at several of the airports it serves. At some locations, and whenever required, the Company uses qualified contractors to perform maintenance on a contract basis. Heavy maintenance, such as major engine repairs and major airframe checks, are performed by third parties at their locations. The Company accrues for scheduled C-check inspections at $125 per block hour, or $375,000 per aircraft.

        The Company's fleet consists of aircraft manufactured between 1968 and 1979 and have an average age of 23 years. In general, the costs to maintain older aircraft exceeds the cost to maintain newer aircraft. Modifications or additions may also be required to these older aircraft to meet regulations which may be issued from time to time by the FAA. Included in maintenance, materials, and repair expense are reserves paid to the lessors, based on hours flown and for scheduled overhaul, primarily of engines. Major engine repairs are capitalized and amortized over the period to the next scheduled overhaul.


        Maintenance, materials, and repairs expense decreased 2.4% for the three months ended March 31, 1997. The decrease was due to a reduction in the number of hours flown (9% lower) offset by both extraordinary delays in the release of aircraft from scheduled maintenance and unscheduled maintenance requirements for operational aircraft. Maintenance, materials and repairs expense accounted for 11.0% of operating expenses and 14.2% of operating revenue for the three months ended March 31, 1996. By contrast, maintenance, materials and repairs expense accounted for 9.3% of operating expenses and 14.3% of operating revenue for the three months ended March 31, 1997.

        Agency commissions expense reflects fees paid to travel agents. For the three months ended March 31, 1997, these commissions were paid at 10.0% on the net fare paid at the time of the sale. Agency commissions expense is recognized in the same period as the revenue is recognized. Approximately 50% of the Company's bookings are made through travel agents.

        Agency commissions expense decreased 36.6% from the three months ended March 31, 1996 to the three months ended March 31, 1997. Agency commissions expense accounted for 4.3% of operating expenses and 5.6% of operating revenue for the three months ended March 31, 1996. Agency commissions expense accounted for 2.4% of operating expenses but 3.7% of operating revenue for the three months ended March 31, 1997.

        Other rental, landing, and ground handling fees include costs incurred by the Company for rental of airport facilities, reservations, and administrative offices. Landing fees are fees assessed by each airport for each landing. Ground handling fees reflect the costs incurred by the Company for use of airport facilities for baggage claim and security and passenger holding areas, as well as fees under contracts with a third party for handling and cleaning the aircraft at certain locations.

        Other rental, landing, and ground handling fees expense decreased 1.7%, from the three months ended March 31, 1996, to the three months ended
March 31, 1997. The decrease was primarily attributable to flying fewer segments (17.8% less) offset by higher fees at New York and Chicago. Other rental, landing, and ground handling fees represented 8.1% of operating expenses and 10.5% of operating revenues for the three months ended March 31, 1996. By contrast, these expenses represented 6.9% of operating expenses and 10.6% of operating revenues for the three months ended March 31, 1997.

        Advertising expense includes all external costs associated with the production and distribution of advertisements and promotional materials and sponsorship of various promotional events.

        Advertising costs increased 76.9% from $824,000 for the three months ended March 31, 1996, to $1,458,000 for the three months ended March 31, 1997. The increase was primarily attributable to increased advertising associated with implementing the new route structure and the higher costs in New York and Chicago.

        Depreciation and amortization expense includes leasehold improvements on facilities and equipment, spare parts, and ground equipment. The Company recognizes such expenses on a straight line basis over the estimated useful lives of the Company's assets.

        Depreciation and amortization expenses increased 41.4% from $152,000 for the three months ended March 31, 1996, to $215,000 for the three months ended March 31, 1997. The increase was due to the increased level of property and equipment owned by the Company.

        Other operating expenses include communications and utilities, professional and technical fees, postage, freight and supplies, all insurance (except workers compensation coverage), credit card processing and computerized reservation systems fees, flight crew hotel and per diem costs, other outside services, equipment rental, passenger food, passenger re-accommodation expense, and substitute aircraft service costs. Other expenses increased 37.2% from $4,666,000 for the three months ended March 31, 1996, to $6,400,000 for the three months ended March 31, 1997. The increase in other expenses is primarily attributable to the increase in canceled flights resulting in passenger re-accommodation costs ($1,400,000).

        Interest expense increased from $118,000 for the three months ended March 31, 1996, to $430,000 for the three months ended March 31, 1997. The increase was a result of interest on increased short term borrowings and long-term debt.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." The provisions of the Statement, which will be implemented by the Company for the year ending December 31, 1997, requires specific computation, presentation and disclosure requirements for earnings per share. If earnings per share for all periods presented had been calculated using the requirements of the Statement, the earnings per share would not have been materially different from the earnings per share presented.

Comparison of the twelve months ended December 31, 1996 and 1995

Operating Revenues

        Total operating revenues were 7.6% lower for the twelve months ended December 31, 1996 compared to the twelve months ended December 31, 1995 primarily as a result of the Company flying fewer aircraft in 1996 than 1995. The Company operated 5.6 equivalent aircraft of its 7 aircraft for all of 1996 and 6.4 (of 6.6 available) for 1995. At December 31, 1996 the Company provided service to 11 cities compared to 8 cities at December 31, 1995.

        Total available seat miles ("ASM's") decreased from approximately 712,017,000 during the twelve months ended December 31, 1995 to approximately 648,390,000 during the twelve months ended December 31, 1996. Revenue passenger miles increased from approximately 351,239,000 during the twelve months ended December 31, 1995 to approximately 361,230,000 during the twelve months ended December 31, 1996. The decrease in available seat miles was primarily attributable to the decrease in the average number of aircraft being flown, and the increase in RPM's was primarily attributable to increased acceptance by the traveling public of the new routes being operated.

        The Company's load factor increased from 49.3% for the twelve months ended December 31, 1995, to 55.7% for the twelve months ended December 31, 1996. This increase was primarily the result of increased awareness of the Company's service.

        Passenger yield decreased 10.1% from 16.62 cents per revenue passenger mile for the twelve months ended December 31, 1995, to 14.94 cents per RPM for the twelve months ended December 31, 1996. The decrease in passenger yield was the result of increases in fares from initial promotional levels offset by the introduction of advanced reservation requirements, which produces the lower fares, and increases in the distance flown by travelers.

        The Company's operating break-even load factor increased from 60.9% during the twelve months ended December 31, 1995, to 84.3% during the twelve-month period ended December 31, 1996. The Company's high operating break-even load factor during the 1996 period was the result of (i) certain non-recurring maintenance and repair expenses and (ii) the impact of spreading the cost of the Company's corporate infrastructure over a small number of total available seat miles resulting from the Company's operating less the six of the seven leased aircraft. The Company's break-even load factor should decrease as it generates incremental passenger revenue with the expansion of its new routes and addition of aircraft to the Company's fleet. There can be no assurance, however, that any such incremental passenger revenue will be sufficient to cover the incremental costs of expansion or that, ultimately, as a result of these or other factors, the Company's operating break-even load factor will decrease.

Operating Expenses

Salaries, wages, and benefits increased 4.7% for the twelve months ended December 31, 1996 compared to the same twelve month period in 1995. The increase was primarily the result of a charge made in the twelve month period ended December 31, 1996 for the amortization of increased compensation in the amount of $370,565 related to evaluations for stock options granted to certain employees and severance pay for several executives who left during the year. There was no similar charge in the twelve month period ended December 31, 1995. Salaries, wages and benefits accounted for 21.0% of operating expenses and 26.0% of operating revenue for the twelve months ended December 31, 1995. By contrast, salaries, wages, and benefits accounted for 19.3% of operating expenses and 29.4% of operating revenue for the twelve months ended December 31, 1996.

        Aircraft fuel and oil expenses increased 6.7% for the twelve months ended December 31, 1996. The increase was attributable to exceptionally high fuel prices (up to $.84 per gallon from $.67 per gallon), plus increased consumption per block hour as a result of heavier loads. Aircraft fuel and oil expenses accounted for 17.1% of operating expense and 21.1% of operating revenue for the twelve months ended December 31, 1995. By contract, aircraft fuel and oil expenses accounted for 16.1% of operating expenses and 24.3% of operating revenue for the twelve months ended December 31, 1996. The Company will likely absorb moderate increases in fuel costs, which would reduce profits or increase losses for the period affected. The Company would seek to offset significant longer term increases in fuel costs with increases in ticket prices. However, because of the Company's low-fare policy, its ability to pass on the additional costs may be limited. The Company's aircraft are relatively fuel inefficient compared to newer aircraft. An increase in the price of fuel could, therefore, result in a disproportionately higher increase in the Company's expense as compared with many of its competitors.

        Aircraft lease expenses increased 31.2%, from $6,036,000 for the twelve months ended December 31, 1995, to $7,920,000 for the twelve months ended December 31, 1996. The increase was primarily attributable to an increase in the number of aircraft in the fleet to seven in March 1995. In addition the average monthly lease cost increased for all but two aircraft starting in April 1996 as a result of renegotiated leases. The lease rate on one of the remaining two aircraft increased from $38,900 to $105,000 per month on February 1, 1997 in exchange for payment of heavy maintenance expenses being paid for by the owner. This change in the lease rate also resulted in a one time charge of $261,000 in prepaid rent expense for the twelve months ended December 31, 1996. Aircraft lease expense accounted for 8.4% of operating expenses and 10.3% of operating revenue for the twelve months ended December 31, 1995. By contrast, aircraft lease expense accounted for 9.7% of operating expenses and 14.7% of operating revenue for the twelve months ended December 31, 1996.

        Maintenance, materials, and repairs expense decreased 13.5% for the twelve months ended December 31, 1996. The decrease was partially due to operating fewer aircraft and flying fewer hours (down 16.1%). Maintenance, materials and repairs expense accounted for 13.4% of operating expenses and 16.5% of operating revenue for the twelve months ended December 31, 1995. By contrast, maintenance, materials and repairs expense accounted for 10.2% of operating expenses and 15.4% of operating revenue for the twelve months ended December 31, 1996.

        Agency commissions expense reflects fees paid to travel agents. For the twelve months ended December 31, 1996, these commission were paid at 10.0% on the net fare paid at the time of the sale.

Agency commissions expense is recognized in the same period as the revenue is recognized. Approximately 50% of the Company's bookings are made through travel agents.


        Agency commissions expense decreased 14.5% from $3,544,000 for the twelve months ended December 31, 1995, to $3,031,000 for the twelve months ended December 31, 1996. The decrease was primarily attributable to a reduction in travel agents' commission rates from 11% in 1995 to 10% in 1996. Agency commissions expense accounted for 4.9% of operating expenses and 6.1% operating revenue for the twelve months ended December 31, 1995. Agency commissions expense accounted for 3.7% of operating expenses but 5.6% of operating revenue for the twelve months ended December 31, 1996.

        Other rental, landing, and ground handling fees expenses increased 3.0%, from $5,690,000 for the twelve months ended December 31, 1995, to $5,900,00 for the twelve months ended December 31, 1996. The increase was primarily attributable to higher fees at New York and Chicago. Other rental, landing, and ground handling fees represented 7.9% of operating expenses and 9.7% of operating revenues for the twelve months ended December 31, 1995. By contrast, these expenses represented 7.2% of operating expenses and 10.9% of operating revenues for the twelve months ended December 31, 1996.

        Advertising costs increased 127.6% from $1,978,000 for the twelve months ended December 31, 1995, to $4,501,000 for the twelve months ended December 31, 1996. The increase was primarily attributable to increased advertising associated with implementing the new route structure and the higher costs in New York and Chicago.


        Depreciation and amortization expenses increased to $226,000 or by 51.1% for the twelve months ended December 31, 1996. The increase was due to an increase in ground handling equipment.

        Other operating expenses include communications and utilities, professional and technical fees, postage, freight and supplies, all insurance (except workers compensation coverage), credit card processing and computerized reservation systems fees, flight crew hotel and per diem costs, other outside services, equipment rental, passenger food, passenger re-accommodation expense, and substitute aircraft service costs. Other expenses increased 31.8%, from $17,241,000 for the twelve months ended December 31, 1995, to $22,723,000 for the twelve months ended December 31, 1996. The increase in other expenses is primarily attributable to the increase in canceled flights resulting in passenger re-accommodation costs ($2,000,000), the write-off required as a result of changing reservations systems ($500,000) and higher than normal legal and audit fees resulting from the preparation of certain regulatory reports and filings ($700,000).


        Interest expense increased from $393,000 for the twelve months ended December 31, 1995, to $857,000 for the twelve months ended December 31, 1996. The increase was related to new debt incurred in 1996.

LIQUIDITY AND CAPITAL RESOURCES


        Almost from its inception, the Company has experienced serious liquidity problems. These problems continue. From the Company's inception on January 14, 1993, through March 1995, the Company's pre-operating and development costs, as well as its operating costs since it commenced flight operations, were funded with operational revenues and capital comprised of (A) the initial investment of the Company's founders; (B) the debt and equity investments described below, and (C) a series of loans, grants, and reimbursements of expenses provided by the State of South Carolina, the County of Lexington, and the City of Columbia, South Carolina, including: (i) a $12 million State Loan guaranteed by the Department of Housing and Urban Development, (ii) $3 million of grants from the City of Columbia and Richland and Lexington Counties, to be used for personnel relocation, advertising, cost of Company headquarters, the reservation center, and working capital, and (iii) $1,100,000 of training grants for pre-employment training for pilots, mechanics, flight attendants, reservation personnel, and others. As of March 31, 1997, the Company had $230,890 of unused grants available for rent subsidy for the Company's reservations facility. In September 1996, the terms of the State Loan were modified to provide (a) for a four percent (4%) fixed interest rate through August 31, 2004; beginning September 1, 2004 the interest rate may be increased, not to exceed prevailing commercial loan rates, based on the Company's net operating income, (b) that interest due for September 1, 1996 through August 1, 1997 is deferred until August 1, 1997, (c) that the loan is to be repaid in 143 equal installments based on 204 months amortization with a balloon payment one month after the last (final) installment; and (d) that the outstanding principal balance is based on the size of an initial public offering with principal repayment not to exceed $6,000,000 of the net proceeds of an initial public offering greater than $20,000,000. The Company does not now have any plans for an initial public offering.


In the Spring of 1995 the Company sold approximately 3,000,000 shares of Common Stock to certain employees and shareholders for proceeds of approximately $1,500,000. Subsequently, the Company from December 1995 through the date hereof: (a) entered into $2,500,000 of bank loans; (b) issued shares of preferred stock convertible into, in the aggregate 9,250,000 shares of Common Stock, for an aggregate consideration of $6,500,000; (c) sold convertible debentures convertible into an aggregate of 27,850,000 shares of preferred stock which are, in turn, convertible into an aggregate of 27,850,000 shares of Common Stock, for an aggregate consideration of $5,917,000; (d) issued warrants to purchase 24,400,000 shares of preferred stock which in turn are convertible into 24,400,000 shares of Common Stock; (e) agreed to the sale to The Pointe Group L.L.C. at $0.02 per share of Common Stock equal, on a fully diluted basis, to six percent of the Company's Common Stock assuming issuance and conversion of the convertible debentures referred to in "(g)" below; upon the consumation of this sale 14,038,185 shares will be issued for an aggregate consideration of $280,763; (f) has issued $19,200,000 of demand promissory notes to Hambrecht & Quist and affiliates, $2,300,000 of which have been repaid; and (g) has authorized the sale of up to $12,500,000 of convertible debentures and expects that an additional $7,700,000 of convertible debentures will be authorized; such convertible debentures would be convertible into 202,000,000 shares of Series F Preferred Stock which in turn would be convertible into 202,000,000 shares of Common Stock on the basis of $0.10 per share; such Series F Preferred Stock would be issued on substantially the same terms as the Series A, Series B, Series C, Series D and Series E Preferred Stock. As is the case with the Series D and Series E Preferred Stock, the Company does not have sufficient authorized but unissued preferred stock and common stock to allow conversion of such convertible debentures and Series F Preferred Stock. It is anticipated that the shareholders of the Company will authorize sufficient additional preferred and common stock for such conversions. The transactions referred to in "(b)", "(c)", "(d)" and "(g)", above all have the broad weighted-average anti-dilution provisions usual in the terms of such securities.


        It is anticipated that $16,900,000 of the proceeds of such sale of convertible debentures will be used to retire certain demand promissory notes of the Company.

        In addition, there are outstanding options and warrants to purchase shares of Common Stock which have been issued to directors, officers, employees and certain suppliers and customers of the company.

        Early in 1996 the Company commenced new routes; thereafter, its load factors and yields were below prior levels, and the Company's advertising and other promotional costs were higher, which resulted in significant start-up losses on the new routes. In addition, significant cash was required to fund increases in accounts receivable and prepaid expenses. The effects of the expansion described above has caused the Company to have substantial cash requirements.

        When passengers purchase tickets using a credit card, the credit card company generally requires that the payment be held in reserve until the passenger actually flies. Approximately 85% of the Company's ticket sales are credit card sales made for future travel. These payments are unavailable for the immediate cash needs of the Company. The Company has entered into an agreement by which a letter of credit provided by Hambrecht & Quist California allows cash to be obtained more promptly from credit card receivables.

        In January 1996 a 10% federal excise tax on air fares expired. It was reinstated in August 1996. The Company reflected such reinstatement in its fare structure, thereby avoiding any adverse effect on the Company. On January 1, 1997 that excise tax again expired but was reinstated on March 7, 1997; the same methods have been used upon its reinstatement.

        On April 8, 1996 the Company ceased scheduled service to the Tampa International Airport in order to improve the deployment of its aircraft. Hillsborough County Aviation Authority, which operates the Tampa airport, has sued the Company for breach of contract. See Item 8 LEGAL PROCEEDINGS.


        On May 21, 1997, the Company suspended service to Savannah in order to improve deployment of aircraft.

        During the period from inception through March 31, 1997, the Company's pre-operating and operating activities resulted in a significant deficit in cash flow. This cash flow deficit was funded primarily with the proceeds from private securities sales, bank loans, the State Loan, and certain vendors. At December 31, 1996, the Company had cash and cash equivalents of $1,100,000 and the working capital deficit was approximately $27,000,000. At March 31, 1997, the Company had cash and cash equivalents of $494,000; the working capital deficit at March 31, 1997 was approximately $35,746,000.

     The Company expects to incur approximately $1,000,000 for capital expenditures over the next twelve months to lease additional aircraft, engines and related spare parts.

     In March 1996, the Company entered into an agreement with a bank for a revolving line of credit which provided the Company with additional working capital; $500,000 has been advanced under this agreement and no further advances are expected; $50,000 has been repaid and is not able to be reborrowed. The principal of this Loan was payable on March 29, 1997; the Bank has agreed to an extension until July 2, 1997. Interest is payable monthly at one percent above the prime rate.



     In April 1996, the Company obtained a $2,000,000 bank loan all of which has been funded. Hambrecht & Quist Group, L.L.C. ("H&Q Group") was granted a warrant to purchase 400,000 shares of Air South Common Stock at a price of $2.00 per share as consideration for guaranteeing such loan; in May 1996, the purchase price per share was changed to $0.50 per share as additional consideration for H&Q Air South Investors, L.P. ("H&Q"), purchasing $2.5 million of Series B Preferred Stock. The principal of this loan was payable on December 1, 1996 with interest at one percent above the bank's prime rate, payable monthly. The maturity date of this loan has been extended to June 1, 1998. A letter of credit provided by an affiliate of H&Q Group has been substituted for the guarantee by H&Q Group of such loan; such affiliate has been granted a warrant to purchase 8,000,000 shares of Air South Common Stock at a price of $0.25 per share, subject to adjustment if shares of Common Stock or equivalents are later sold at a lower price. The Company may from time-to-time enter into other short-term borrowing arrangements for additional working capital. However, there can be no assurance that additional loans or lines of credit will be available in the future.



     As of March 31, 1997, the Company had seven aircraft under operating leases with terms from approximately one and one-half to three years. Rent expense under these leases is recognized on a straight-line basis over the lease terms. The amount charged to aircraft lease expense was approximately $6,900,000 for the year ended December 31, 1996. The Company's working capital deficit and accumulated deficit are likely to hinder its ability to obtain additional aircraft.

     The Company's over 60-day payables as of December 31, 1996 and March 31, 1997 were and as of the date hereof are approximately $5,100,000. The
Company currently has agreements with certain of its creditors to make payments in excess of $4,000,000 of payables over periods ranging up to one year.

     The Company's operations have not generated positive cash flow since August 1995. The cash flow deficits have been funded primarily by loans from and equity securities purchased by affiliates of Hambrecht & Quist Group. If the Company cannot achieve profitable operations and positive cash flow during the busy summer months of 1997, the Company believes it is highly unlikely that such investors will continue to fund the Company's ongoing operation. It is also highly unlikely that other present investors in the Company, or new investors, will be willing to make additional investments. If that is the case, it is highly likely that the Company will be required to discontinue operations. If positive cash flow and profits are attained, the Company believes it will be able to fund any deficits in cash flow during the slow fall and winter months by additional debt and equity financing; however, there can be no assurance of this.



     Cash flows for the three months ended March 31, 1997 necessary to fund the net loss of $7,795,000 came from short term borrowings of $6,9000,000 and a combination of an increase in ticket sales for future flights ($3,519,00) and delaying the payment of certain trade payables ($2,371,000). The combination of the above sources of cash also was used to pay down certain accrued liabilities ($3,010,000), fund an increae in accounts receivable ($1,491,000), fund an increase in commissions and fees related to the increase in ticket sales for future flights ($653,000) and to purchase property and equipment ($425,000).

     Cash flows for the twelve months ended December 31, 1997 necessary to fund the net loss of $28,529,000 came from short term borrowings of $5,277,000, issuance of preferred stock of $4,000,000, issuance of long term debt of $7,445,000, and a combination of an increase in ticket sales for future flights ($1,567,000), delaying the payment of certain trade payables and accured liablilities ($5,140,000 and $3,821,000 respectively) and a decrease in accounts receivable of $1,747,000. The combination of the above sources of cash also was used to purchase property and equipment ($1,942,000), make deposits necessary to commence service to new cities ($517,000) and redeem common stock ($500,000).

     The Financial Accounting Standards Board has issued Statement of Financial Accounting No. 128, "Earnings Per Share." The provisions of the Statement, which will be implemented by the Company for the year ending December 31, 1997, require specific computation, presentation and disclosure for earnings per share. If earnings per share for all periods presented had been calculated using the requirements of the Statement, the earnings per share would not have been materially different from earnings per share presented.


ITEM 3.  PROPERTIES.


     The Company's operations in Columbia, South Carolina include a downtown office which houses reservations and executive offices, an office near the airport which houses accounting and customer relations, and a facility at the airport that houses executive offices and other administrative and operations functions. The downtown facility comprises approximately 16,200 square feet. The offices near the airport comprise 4,000 square feet. The airport facility comprises approximately 8,400 square feet of office space surrounding a 13,400 square foot hangar. The downtown facility is under a four year lease, entered into on May 9, 1994. The offices near the airport are leased on a month-to-month basis. The office/hangar complex at the airport is under lease for a five-year period from February 1996.


     The Company also maintains leased ticketing and boarding facilities, and office and storage space at airports in the cities it serves. Such facilities are leased from the airport owner or subleased from other carriers at such airports.

     The Company believes its properties are suitable for their intended purposes and are adequate for the Company's needs at present. Although the properties of the Company are essentially fully utilized, the Company believes that there is room for any anticipated expansion in the near term. If further expansion is required, the Company believes that adequate properties suitable for its needs will be available in the locations concerned which can be obtained on an economically feasible basis.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.


     The following table sets forth beneficial ownership of the shares of Common Stock as of May 31, 1997 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and Executive Officers of the Company as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect thereto.

                                          Shares Beneficially Owned(1)
                                          ----------------------------

                                                    Amount and
                                                    ----------
                                                     Nature of
                                                     ---------
                                                    Beneficial
                                                    ----------
         Name of Beneficial Owner                 Ownership(2)        Percent of Class(2)
         ------------------------                 ------------        -------------------

H&Q Air South Investors, L.P.(3). . . . .          251,673,992*            83.0
William R. Hambrecht(3) . . . . . . . . .          251,673,992**           83.0
Fil-Fibers Manufacturing, Inc. Ltd.(4). .            9,743,590*             3.2
Donald P. Duncan(4) . . . . . . . . . . .            9,743,590**            3.2
W.J. Flynn & Associates, Inc.(5). . . . .            4,871,795*             1.6
The Pointe Group L.L.C.(6). . . . . . . .           14,038,185**            4.6
Clifton E. Haley(7) . . . . . . . . . . .              942,500* **          ***
Patrick J. O'Shea(8)  . . . . . . . . . .              628,450* **          ***
Donald Baker(9)  . . . . . . . . . . . .               320,500* **          ***
William K. Flynn(5) . . . . . . . . . . .            4,871,795**            1.6
Paul T. Gillcrist(10) . . . . . . . . . .            1,406,977*             ***
Harold Stowe(11)  . . . . . . . . . . . .              102,800**            ***
John P. Tague(6)  . . . . . . . . . . . .           14,038,185**            4.6
John Affeltranger(6)  . . . . . . . . . .           14,038,185**            4.6

All Directors and Executive
Officers as a group (14 persons)  . . . .          283,981,727


     ----------------------------
     *       Direct Ownership

     **      Indirect Ownership

     ***     Less than 1%

     (1) Pursuant to the regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire shares through the exercise of any option, warrant or right.


     (2) The Company has sold $5,917,000 of convertible debentures which are convertible into shares of preferred stock which, in turn, are convertible into Common Stock. By August 15, 1997 the Company expects to have sold and issued an additional $16,900,000 of such debentures. At the time of each such sale, the Company did not, and does not now, have sufficient authorized shares of preferred stock or Common Stock to effect the conversion of such debentures, which fact is recognized in the debentures and related debenture purchase agreement. The Company expects that by July 31, 1997 sufficient preferred stock and Common Stock will have been authorized to allow the conversion of such debentures to shares of preferred stock and that such debentures will be converted. Accordingly, all calculations with respect to beneficial ownership of the Company have assumed the authorization of such preferred stock and Common Stock and the issuance and conversion to Common Stock of such debentures.

     (3) Includes: (a) 1,250,000 shares of Series A Preferred Stock ("Series A Preferred") held by H&Q AirSouth Investors L.P. ("H&Q") originally convertible at $2.00 per share into 1,250,000 shares of Common Stock; (b) 625,000 shares of Series B Preferred Stock ("Series B Preferred") held by H&Q convertible at $0.50 per share into 5,000,000 shares of Common Stock; (c) $4,000,000 of Convertible Debentures held by H&Q originally convertible into 16,000,000 shares of Series D Preferred Stock ("Series D Preferred") when Series D Preferred shares are authorized which, in turn, are convertible at $0.25 per share into 16,000,000 shares of Common Stock; and (d) warrants to purchase 400,000 shares of Common Stock at $0.50 per share issued to H&Q Group, an affiliate of H&Q; (e) warrants to purchase 16,000,000 shares of Common Stock at $0.25 per share issued to an affiliate of H&Q and H & Q Group;
             (f) warrants to purchase 8,000,000 shares of Common Stock at $0.25 per share issued to an affiliate of H&Q Group and H & Q Group (such warrants and the warrants described at "(d)," and "(e)" herein being collectively called the "H & Q Warrrants"); and (g) $16,900,000 of Convertible Debentures to be purchased by H&Q which will be convertible into 169,000,000 shares of Series F Preferred Stock when Series F Preferred Stock shares are authorized which, in turn, are convertible into 169,000,000 shares of Common Stock. The shares of Series A Preferred, Series B Preferred, Series D Preferred and the H&Q Warrants all have broad anti-dilution provisions which, upon the issuance of certain other equity securities, would act to increase the conversion ratios. The application of such anti-dilution provisions and the conversion of such preferred stock and the exercise of the H&Q Warrants have been assumed in all calculations with respect to beneficial ownership of the Company. H&Q and H&Q Group currently hold on a fully diluted basis almost 50% of the issued and outstanding voting shares of the Company. On a fully diluted basis (assuming the issuance and conversion of the Convertible Debentures referred to in "(c)" and "(g)", above) H&Q and H&Q Group would hold in excess of 80% of the issued and outstanding voting shares.
             William R. Hambrecht, a director of the Company, is Chairman of H&Q Group. Mr. Hambrecht disclaims beneficial ownership of the shares held by H&Q Group and H&Q except to the extent of his proportionate beneficial interest therein. The address of H&Q, H&Q Group and Mr. Hambrecht is One Bush Street, San Francisco, California 94104.


     (4)     Includes: (a) 80,000 shares of Series C Preferred Stock
             ("Series C Preferred") which are convertible at $0.50 per share into 2,000,000 shares of Common Stock; and (b) $400,000 of Convertible Debentures which are convertible into 1,600,000 shares of Series D Preferred when Series D Preferred shares are authorized which, in turn, are convertible at $0.25 per share into 1,600,000 shares of Common Stock. The shares of Series C Preferred and Series D Preferred have broad anti-dilution provisions which, upon the issuance of certain other equity securities, would act to increase the conversion ratios. The application of such anti-dilution provisions and the conversion of the Series C and D Preferred have been assumed in all calculations with respect to beneficial ownership of the Company. Donald P. Duncan was elected a director of the Company pursuant to a contractual right of Fil-Fibers Manufacturing, Inc. Ltd. ("Fil Fibers") to nominate one director of the Company. Mr. Duncan disclaims beneficial ownership of the shares held by Fil-Fibers. The address of Fil-Fibers Manufacturing, Inc. Ltd. and Mr.
             Duncan is Murray Hill Plaza, 2H, 244 Madison Avenue, New York, New York 10016.

     (5) Includes: (a) 40,000 shares of Series C Preferred which are convertible at $0.50 per share into 1,000,000 shares of Common Stock; and (b) $200,000 of Convertible Debentures which are convertible into 800,000 shares of Series D Preferred when Series D Preferred shares are authorized which, in turn, are convertible at $0.25 per share into 800,000 shares of Common Stock. The shares of Series C Preferred and Series D Preferred have broad anti-dilution provisions which, upon the issuance of certain other equity securities, would act to increase the conversion ratios. The application of such anti-dilution provisions and the conversion of the Series C and D Preferred have been assumed in all calculations with respect to beneficial ownership of the Company. William K. Flynn, a director of the Company, is President of W.J. Flynn & Associates, Inc. Mr. Flynn disclaims beneficial ownership of the shares held by W.J. Flynn & Associates, Inc. except to the extent of his proportionate beneficial interest therein. The address of W.J. Flynn & Associates, Inc. and Mr. Flynn is 320 Park Avenue, New York, NY 10022.

     (6) Includes approximately 14,038,185 shares of Common Stock which are to be issued to The Point Group, L.L.C. ("TPG"), an aviation and transportation consulting firm, pursuant to a consulting agreement between TPG and the Company. Issuance of these shares has been assumed in all calculations with respect to beneficial ownership of the Company. John P. Tague, Chairman of the Board, President and Chief Executive Officer of the Company and John Affeltranger, Senior Vice President and Chief Operating Officer of the Company, are each a principal of TPG. Mr. Tague and Mr. Affeltranger disclaim beneficial ownership of such shares except to the extent of their proportionate beneficial interests in TPG. The address of TPG is 866 United Nations Plaza, Suite
             451, New York, New York, 10017.

     (7) Includes 725,000 shares subject to options exercisable immediately, at $0.50 per share and 217,500 shares held of record by the Clifton E. Haley Trust dated September 27, 1988. Exercise of options has been assumed in all calculations with respect to beneficial ownership.


     (8) Includes 522,650 shares held of record jointly by Mr. O'Shea and his spouse, 75,000 shares subject to options to be exercised at the time of a public offering of Common Stock by the Company, 20,000 shares which Mr. O'Shea holds the right to vote pursuant to irrevocable proxies and 10,800 shares held by Mr. O'Shea's daughter; Mr. O'Shea disclaims beneficial ownership of the shares owned by his daughter. Exercise of options has been assumed in all calculations with respect to beneficial ownership.

     (9) Includes 270,500 shares held of record by Mr. Baker, 10,000 shares held by Mr. Baker as Trustee for Andrew C. Baker, and 40,000 shares subject to options immediately exercisable. Exercise of options has been assumed in all calculations with respect to beneficial ownership.


     (10) Includes 447,900 shares of Common Stock, options to purchase 36,000 shares of Common Stock exercisable at $0.50 per share and $120,000 of Convertible Debentures which are convertible into 480,000 shares of Series E Preferred Stock ("Series E Preferred") when Series E Preferred shares are authorized which, in turn, are convertible at $0.25 per share into 480,000 shares of Common
             Stock. The shares of Series E Preferred have broad anti-dilution provisions which, upon the issuance of certain other equity securities, would act to increase the conversion ratios. The application of such anti-dilution provisions and the conversion of the Series E Preferred and exercise of options has been assumed in all calculations with respect to beneficial ownership of the Company. Mr. Gillcrist's address is 210 Upper East Coast Road, Eastern Lagoon II, Singapore 1541.


     (11) Includes 102,800 shares of Common Stock held by CSI Group, Inc., of which Mr. Stowe is an affiliate, and options to purchase 36,000 shares of Common Stock exercisable at $0.50 per share.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS


        On August 16, 1996, H&Q purchased $4 million of Convertible Debentures due August 16, 1999 from the Company. In connection with the purchase of such debentures: (1) all directors except Messrs. Clifton E. Haley, William R. Hambrecht and Robert B. Spane were asked to submit their resignations as directors; all of such directors except Messrs. Donald Baker and Patrick J. O'Shea have resigned; and (2) Mr. John P. Tague was elected Chairman of the Board, President and Chief Executive Officer replacing Mr. Roden A. Brandt, and Mr. John Affeltranger was elected Senior Vice President. Subsequent to the foregoing changes there have been numerous changes in management at all levels.


        The Company's Executive Officers and Directors are now as follows:


Name                                 Age                       Position
----                                 ---                       --------
John P. Tague                        35                        Chairman of the Board, President, and Chief Executive Officer
John Affeltranger                    41                        Senior Vice President and Chief Operating Officer
Dennis B. Crosby                     51                        Vice President
Thomas J. Volz                       54                        Vice President
David Y. Monteith                    62                        General Counsel and Secretary
Donald Baker(1)                      67                        Director
Donald P. Duncan                     49                        Director
William K. Flynn                     40                        Director
Paul Gillcrist                       42                        Director
Clifton E. Haley                     65                        Director
William R. Hambrecht                 60                        Director
Patrick J. O'Shea(1)                 56                        Director
Robert B. Spane                      56                        Director
Harold Stowe                         49                        Director


        Mssrs. Hambrecht and Spane are directors pursuant to agreements entered into in connection with the purchase by H & Q of shares of Series A and Series B Preferred. Messrs. Duncan and Flynn are directors pursuant to agreements entered into in connection with the purchase, respectively, by Fil-Fibers Manufacturing, Inc. Ltd. and W.J. Flynn & Associates, of Series C Preferred.


        John P. Tague joined the Company in July 1996 as President and Chief Executive Officer, and as a director; in September 1996 he became Chairman of the Board. Mr. Tague has also served since November 1996 as Chairman of the Board, President and Chief Executive Officer of Vanguard Airlines, Inc. Previously, since 1995, he was and remains a principal of The Pointe Group, L.L.C. ("TPG") and its Co-Chairman and Chief Executive Officer. TPG is an aviation and transportation consulting firm. Prior to that, for more than five years, he was with American Trans Air, Inc., the United States' 10th largest airline, most recently as President and Chief Operating Officer.

        John Affeltranger joined the Company in July 1996, became a Senior Vice President in August 1996 and became Chief Operating Officer in March 1997. Since 1995 he has been and remains a principal of and an Executive Vice President of TPG. Prior to that, for more than five years he was with American Trans Air, Inc., most recently as a Vice President and Assistant to the Chief Executive Officer with responsibilities for, among other things, corporate and fleet development.


        Dennis B. Crosby has been a Vice President of the Company since December 1994. A thirty-year veteran of the airline industry, including President of an American Airlines subsidiary and Senior Vice President at World Airways, he was most recently Executive Vice President and Chief Operating Officer of The California Kamchatka Companies from 1992 to 1994 and Executive Vice President and Chief Operating Officer of Monevest Holdings b.v. from 1990
- 1992.



____________________________

(1) Messrs. Baker and O'Shea have entered into agreements with the Company that they will not stand for election as directors at the next meeting of stockholders. See Item 6. EXECUTIVE COMPENSATION - Employment Agreements and Other Arrangements.

        Thomas J. Volz has been a Vice President of the Company since May 1993. Mr. Volz was a director of the Company until July 1996. Previously, for more than five years, he was a self-employed marketing consultant. Mr. Volz was Vice President - Marketing for Southwest Airlines from 1978 to 1984. Mr. Volz also worked as a marketing executive for Continental Airlines and Braniff, Inc.

        David Y. Monteith has been General Counsel and Secretary of the Company since October 1995. Since 1964 until 1990 Mr. Monteith was engaged in the practice of corporate, securities, and commercial law in New York City. For more than five years he has practiced corporate, securities and commercial law in Columbia, South Carolina, most recently in his own office and previously as a partner in Nelson Mullins Riley & Scarborough, L.L.P.

        Donald P. Duncan became a director of the Company in January 1997. Mr. Duncan is a Vice President of AT&T Data Network Services and has for more than 20 years served in various capacities with various units of American Telephone & Telegraph Company.

        Donald Baker served as General Counsel and Secretary of the Company from early 1994 until October 1995 and has been a director of the Company since early 1994. Previously, for more than five years he practiced law in Chicago as a partner in Baker & McKenzie.

        William K. Flynn became a director of the Company in October 1996. For more than five years he has been President of W. J. Flynn & Associates, Inc., an investment and venture capital firm. Previously he was a certified public accountant with Arthur Andersen & Company.

        Paul Gillcrist became a director of the Company in 1993 and has been a Boeing 747-400 Senior Captain for Singapore Airlines for more than the past five years. He formerly was Vice President - Flight Operations at Southern Air Transport, Inc. and Airborne Freight Corporation, which owns and operates Airborne Express.


        Clifton E. Haley has been a director of the Company since April 1993 and served as a Chairman of the Board from January 1994 to September 1996. In May 1995 the Board ratified Mr. Haley's role in the management of the Company since the resignation of the Chief Executive Officer in February 1995 and granted him the authority of an acting chief executive officer until the election of a new Chief Executive Officer. In October 1995 Mr. Haley became Chief Executive Officer pending the election of Roden M. Brandt, the Company's new President, to that position; Mr. Brandt became Chief Executive Officer in April 1996. Previously, for more than five years prior to his retirement in January 1993, Mr. Haley was the Chairman, President, and Chief Executive Officer of Budget Rent-a-Car Corporation.


        William R. Hambrecht has served as a director of the Company since December 1995. For more than five years he has been with Hambrecht & Quist Group, L.L.C., an investment banking firm specializing in emerging growth companies, of which Mr. Hambrecht is a co-founder and Chairman. Mr. Hambrecht is also a director of Adobe Systems, Inc., a software development company.


        Patrick J. O'Shea is the founder of the Company and was Chief Executive Officer of the Company from its inception until February 1995. As such he was instrumental in the conception, planning, and implementation of the Company and the successful beginning of its operations. Prior to that he was a Senior Vice President of AMADEUS Group, an airline CRS and Chief Executive Officer of Amadeus Marketing, S.A. Mr. O'Shea is currently Chairman of the Board, President and Chief Executive Officer of Jet America, Inc.


        Robert B. Spane was elected a director in July 1996. Admiral Spane is retired from the United States Navy and for more than five years has been engaged as a consultant in various aspects of military and civil aviation. Admiral Spane is also a director of Vanguard Airlines, Inc.

        Harold C. Stowe became a director of the Company in 1995 and has been Co-President of Canal Industries, Inc., of Conway, South Carolina, for more than the past five years. Mr. Stowe is also a director of Home State Holdings, Inc., the holding company for Home State Insurance Company, Inc.

ITEM 6.  EXECUTIVE COMPENSATION


        Summary Compensation of Executive Officers. The following table sets forth a summary of the compensation paid by the Company during the fiscal year ended December 31, 1996 to (a) its Chairman of the Board, President and Chief Executive Officer, (b) its former President and Chief Executive Officer, (c) its former Chairman of the Board and former Chief Executive Officer, and
(d) its Senior Vice President and Chief Operating Officer (the "Named Executive Officers"). No other executive officer of the Company received total annual compensation for services rendered to the Company during the fiscal year ended December 31, 1996, in excess of $100,000.

                          SUMMARY COMPENSATION TABLE



                                                                          1996
                                                        ------------------------------------
Name and Principal Position                             Annual Compensation        All Other
---------------------------                             -------------------        ---------

Position                                                Salary         Bonus       Compensation
--------                                                ------         -----       ------------
(a) John P. Tague   . . . . . . . . . . . . . . .       $ 160,470    $   -0-        $   -0-
    Chairman of the Board,
    President and Chief
    Executive Officer (1)

(b) Roden A. Brandt . . . . . . . . . . . . . . .       $  99,604    $50,000        $   -0-
    President and Chief
    Executive Officer (2)

(c) Clifton E. Haley  . . . . . . . . . . . . . .       $     -0-    $   -0-        $   -0-
    Chairman of the Board
    and Chief
    Executive Officer (3)

(d) John Affeltranger . . . . . . . . . . . . . .       $ 160,470    $   -0-        $   -0-
    Senior Vice President
    and Chief Operating
    Officer (4)

        ____________________________


(1)     Mr. Tague was elected as President and Chief Executive Officer on
        July 25, 1996; he became Chairman of the Board upon the resignation of Mr. Haley on September 15, 1996. Mr. Tague is compensated pursuant to a contract (the "TPG Contract") between the Company and The Pointe Group L.L.C. ("TPG") a consulting firm in which Mr. Tague is a principal. The compensation shown for Mr. Tague is the aggregate compensation paid to TPG during the year ended December 31, 1996 for the services of Mr. Tague, Mr. Affeltranger and an assistant to Mr. Tague pursuant to the contract with TPG.

(2) Mr. Brandt was elected President and Chief Operating Officer of the Company on October 25, 1995 and became Chief Executive Officer on April 23, 1996. Mr. Brandt was replaced as President and Chief Executive Officer by Mr. Tague on July 25, 1996.

(3) Mr. Haley received no salary or other cash payments for his services. Mr. Haley was appointed Chief Executive Officer of the Company on October 25, 1995 (formerly, as Chairman of the Board, at the request of the Board of Directors, he had performed the function of Chief Executive Officer), and on that date Mr. Haley was awarded options to purchase 750,000 shares at an exercise price of $1.00 per share; the exercise price was later reduced to $0.50 per share. The options were to vest: (a) with respect to 250,000 shares; on October 25, 1995; (b) with respect to 250,000 shares on January 1, 1997; and (c) with respect to 250,000 on January 1, 1998. Under the options, 250,000 shares vested earlier upon the Board of Directors' determination that an orderly management succession plan had been implemented; and an additional 250,000 vested earlier upon the closing of sales by the Company of equity securities aggregating $4,000,000. All options have vested. Mr. Haley resigned as Chief Executive
        Officer on April 23, 1996 and as Chairman of the Board on September 15, 1996.

(4) Mr. Affeltranger joined the Company on July 25, 1996, became a Senior Vice President on August 28, 1996, acting Chief Operating Officer on October 30, 1996 and Chief Operating Officer on March 4, 1997. Mr. Affeltranger is compensated pursuant to the contract between the Company and TPG. The compensation shown for Mr. Affeltranger is the aggregate compensation paid to TPG during the year ended December 31, 1996 for the services of Mr. Tague, Mr. Affeltranger and assistant to Mr. Tague pursuant to the TPG Contract.

        Aggregated Option Exercises and Year End Option Values. During the year ended December 31, 1996 no options held by the Named Executive Officers were exercised. At December 31, 1996 Mr. Haley held exercisable options to purchase 725,000 shares of Common Stock at an exercise price of $0.50 per share; none of Mr. Haley's options are unexercisable. At December 31, 1996 Mr. Brandt held exercisable options to purchase 250,000 shares of Common Stock at an exercise price of $1.00 per share; none of Mr. Brandt's options are unexercisable. Pursuant to the TPG Contract, under certain circumstances Mr. Tague may be granted options to purchase up to five percent of the Company's Common Stock at its fair market value on the date of grant. Based upon the grant of a warrant as consideration for the provision of collateral security for certain debts of the Company on December 3, 1996 in an arm's length transaction, the fair market value of the Common Stock is estimated to have been $0.25 per share. No other Named Executive Officer held any options to purchase shares of Common Stock. The Company does not have any plan allowing the issuance of stock appreciation rights.

        Employment Agreements and Other Arrangements. Mr. John P. Tague became President and Chief Executive Officer and a director of the Company on July 25, 1996; on September 15, 1996 he became Chairman of the Board. Mr. Tague serves pursuant to the TPG Contract. The TPG Contract provides, among other things, that: TPG will cause Messrs. Tague and John Affeltranger, and one other person to perform consulting services including serving as officers of the Company for $425,000 annually for two years. The TPG Agreement also provides for the sale to TPG of 6% of the Common Stock of the Company, approximately 14,038,185 shares, for a purchase price of $0.02 per share. Upon termination of the contract with TPG, it is anticipated that the Company will either renew the contract or enter into an employment contract with Mr. Tague for continued service. Under such contract, Mr. Tague will be granted an option to purchase Common Stock on a fully-diluted basis equal to 5% of the Company's Common Stock at a price per share equal to the then fair market value of the Company's Common Stock.


        On October 31, 1996, with the endorsement of the Company's Board, of Directors, Mr. Tague became Chairman of the Board, President and Chief Executive Officer of Vanguard Airlines, Inc., an airline serving the Midwest and West Coast. The Company's agreement with TPG provides that if Mr. Tague devotes less than his full time to rendering services to the Company, the cash compensation of TPG will be reduced to $325,000. Mr. Tague currently spends approximately one-half his time rendering services to Vanguard.

        On November 9, 1995, the Company employed Mr. Roden A. Brandt as President and Chief Operating Officer. Mr. Brandt was to receive a minimum gross annual salary of $135,000 per year. His minimum gross annual salary was increased to $160,000 per year on June 1, 1996. He received performance bonuses equal to 50% of base salary based on achievement of specific agreed objectives, paid one-half on February 1, 1996, and one-half on June 1, 1996. He was to receive an additional bonus following the year-end audit in early 1997 equal to 50% of base salary based on specific objectives with primary emphasis on the Company's profit plan. Mr. Brandt became eligible to purchase, and purchased, 100,000 shares of Common Stock at $0.50 per share immediately upon acceptance of employment; 50% of the purchase price was paid immediately and the balance was paid in July 1996. He was awarded options to purchase 250,000 shares of Common Stock at $1.00 per share, with 50,000 shares vesting immediately upon employment, 100,000 shares vesting on June 1, 1996, and 100,000 shares vesting on January 1, 1997. Upon the change in control, mentioned above, non-vested shares became vested immediately. The terms of Mr. Brandt's employment included a term of three years and a $250,000 severance payment if terminated for reasons other than cause. Mr. Brandt's employment with the Company was terminated on July 25, 1996. The Company has entered into an agreement with Mr. Brandt which provides for settlement of claims by Mr. Brandt, including claims for severance and moving expenses, for $290,000 plus interest at 8.5% payable over 15 months.


        Pursuant to employment agreements with each of its Vice Presidents (other than Mr. Affeltranger), the Company has agreed to pay six months' severance to any Vice President whose employment with the Company terminates; three Vice Presidents have been terminated and received an aggregate of $146,250; Mr. Haley is not and has not been a salaried employee of the Company and has no contract with the Company regarding his service as a director or his prior service as Chairman of the Board and interim Chief Executive Officer.


        On March 16, 1995, the Company entered into a termination agreement (the "O'Shea Agreement") with Patrick J. O'Shea, a director and the former
Vice Chairman of the Board, President, and Chief Executive Officer of the Company, providing for severance payments totaling $130,000 payable in 15 equal monthly installments with the first installment on April 10, 1995 (the "Termination Payments"). The O'Shea Agreement also provides that Mr. O'Shea's option to purchase 75,000 shares of Common Stock at $1.00 per share awarded to him on August 23, 1994, became fully vested and becomes exercisable on the earlier of 30 days prior to the date the Company announces its initial public offering or March 16, 2000. On December 22, 1995, the Company and Mr. O'Shea amended the O'Shea Agreement (the "O'Shea Amendment") to, among other things, provide for the payment of the Termination Payments as a lump sum rather than periodically and for the redemption by the Company for $2.00 per share of up to 250,000 shares of Common Stock owned by Mr. O'Shea and specified persons designated by him. The Company redeemed 150,000 shares of Common Stock held by Mr. O'Shea and 100,000 shares of Common Stock held by persons designated by him. Pursuant to the O'Shea Amendment, Mr. O'Shea agreed not to stand for re-election as a director of the Company.

        On December 22, 1995, the Company entered into a termination agreement with Donald Baker, a former director and former Vice President, General Counsel, and Secretary of the Company. This agreement provides for, among other things, the payment in a lump sum of the remainder of the $48,750 in the aggregate of periodic severance payments provided for by Mr. Baker's employment agreement and termination agreement, and immediate vesting of stock options previously granted to him. The Company redeemed 20,000 shares of Mr. Baker's Common Stock at $2.00 per share as a designee of Mr. O'Shea under the O'Shea Amendment. Pursuant to such termination agreement, Mr. Baker agreed not to stand for re-election as a director of the Company.

        Stock Option Plans. In January 1994, the Board of Directors adopted and the Company's stockholders approved the 1993 Incentive Stock Option Plan (the "1993 Stock Option Plan") under which 500,000 shares of Common Stock were available to be granted to officers and key employees of the Company. Options for 350,000 of such shares have been granted. Options granted under the 1993 Stock Option Plan are intended to be incentive stock options as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), which permits the deferral of taxable income related to the exercise of such options. Options granted under the 1993 Stock Option Plan have an exercise price equal to the fair market value at the date of the option grant. Generally, the options are nontransferable and become void unless the optionee remains continuously employed by the Company for at least six months following the date of grant. In addition, the 1993 Stock Option Plan requires each optionee to agree in writing not to sell or otherwise transfer any shares acquired by exercise of an option under the plan until two years after the date of grant and one year after the date of exercise thereof. It is not contemplated that any additional options will be granted under the 1993 Stock Option Plan.


        In August 1994, the Board of Directors adopted the 1994-1995 Stock Option Plan (the "1994-1995 Stock Option Plan") under which 750,000 shares of Common Stock were available to be granted to officers and employees of the Company, as well as nonemployee directors, consultants, and others who have a relationship with the Company. The 1994-1995 Stock Option Plan was approved by the Company's stockholders in January 1995. In March 1996 the Board of Directors adopted the Amended 1994-1995 Stock Option Plan (the "Amended Plan") which, among other things, increased the number of shares available for grant to 2,500,000. In the discretion of the Board of Directors, the Amended Plan may be submitted to the stockholders for approval. The Company may award either incentive stock options or non-qualified stock options under the Amended Plan. However, until stockholder approval is obtained, options granted will not qualify as incentive options under applicable state and federal tax laws. However, because of major changes and proposed changes to the capitalization of the Company, the Company does not (a) plan to submit the Amended Plan to its shareholders for approval or (b) anticipate that any additional options will be granted under the Amended Plan.

        Options under the Amended Plan may become exercisable with respect to not more than one-third of the total number of shares granted thereby during each twelve-month period during which the optionee remains continually an employee, director, or consultant of the Company, commencing twelve months from the date of grant.


        Organization and Compensation Committee. The Company's organization and Compensation Committee considers and makes recommendations as to the structure of the management organization and the compensation provided to its directors, officers and executives. Until July 25, 1996, the Company's Organization and Compensation Committee (the "Committee") consisted of Clifton
E. Haley, Paul Gillcrist, Harold Stowe and Suzy Van Huss. Other than Mr. Haley, none of the members of the committee was employed by or served as an officer of the Company; from October 25, 1995 until April 23, 1996 Mr. Haley served without salary as Chief Executive Officer of the Company. From
January 1994 until September 15, 1996, Mr. Haley was Chairman of the Board of the Company. On July 25, 1996 Mssrs. Gillcrist and Stowe, and Dr. Van Huss resigned as Directors; the Committee has not been reconstituted. The Committee has not adopted any policies relating to the Company's executive officers. actions on executive compensation since July 25, 1996 have been made on the recommendation of the President.


        On July 25, 1996 John P. Tague was elected President and Chief Executive Officer of the Company. The principal factor considered by the Board in electing Mr. Tague and establishing his compensation was his successful experience in operating an airline and causing its significant growth.


        Directors' Compensation. The Company's Directors receive no pay for service as such; they are, however, reimbursed for their out-of-pocket expenses of traveling to and attending meetings of the Board of Directors. No such reimbursements have been paid from January 1, 1996 to the date hereof. On June 23, 1995 certain directors of the Company including Mssrs. Gillcrist and Stowe, and Dr. VanHuss were each granted an option to purchase 36,000 shares of Common Stock at an exercise price of $0.50 per share.


ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         On March 16, 1995, the Company entered into the O'Shea Agreement. On December 22, 1995, the Company entered into an agreement supplemental to the O'Shea Agreement. See ITEM 6. EXECUTIVE COMPENSATION.

         On December 22, 1995 the Company entered into an agreement with Donald Baker, a director. See ITEM 6. EXECUTIVE COMPENSATION - Employment Agreements and Other Arrangements.


         The Company has entered into an agreement with The Pointe Group, L.L.C. regarding the services of Mssrs. Tague and Affeltranger and one other person. See ITEM 6. EXECUTIVE COMPENSATION - Employment Agreements and Other Arrangements.

        The Company has had the following transactions with H&Q and certain of its affiliates of which William R. Hambrecht, a director of the Company, is also an affiliate: (a) the sale to H&Q on December 29, 1995 of $2,500,000 of Series A Preferred; (b) the sale to H&Q on May 24, 1996 of $2,5000,000 of Series B Preferred; (c) the sale to H&Q on August 16, 1996 of $4,000,000 of convertible debentures; (d) the delivery to H&Q and certain of its affiliates from September 1996 through the date hereof of Promissory Notes reflecting loans to the Company aggregating $19,200,000 of which $2,300,000 has been repaid; (e) an affiliate of H&Q has provided a letter of credit as security for the early payment of credit card receivables of the Company; the Company has issued to such affiliate a warrant to purchase 16,000,000 shares of the Company's common stock for $0.25 per share, subject to adjustment if Common Stock or equivalents are later sold at a lower price; and (f) an affiliate of H&Q has provided a letter of credit in exchange for the guaranty by another affiliate of H&Q of a $2,000,000 bank loan to the Company; as consideration for providing such letter of credit, such subsidiary has been granted a warrant to purchase 8,000,000 shares of the Company's Common Stock for $0.25 per share, subject to adjustment if Common Stock or equivalents are later sold at a lower price. The Company has issued to H&Q Group a warrant to purchase 400,000 shares of Common Stock for $0.50 per share as consideration for its guarantee of a $2 million bank loan. See ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

        During the years ended December 31, 1995 and 1996 the Company paid CEH Inc. $96,270 and $31,650, respectively for air travel on Company business by its Director and former Chairman of the Board, Clifton E. Haley, and certain other directors, officers, management executives and consultants between Columbia, S.C. and various places. As of the date hereof, $121,596 is owed to CEH, Inc. for such air travel by Mr. Haley; the invoices representing such amount are all more than 120 days past due. CEH Inc. is owned by Mr. Haley.

        On July 12, 1996, Mr. Haley paid $277,359 of insurance premiums directly to the broker for the Company's insurance carrier to avoid cancellation of its policies of insurance. As of December 31, 1996, this amount was, and is now, payable to Mr. Haley


        Phillip R. Coleman has acted as lease negotiating agent with the Company for the lessor of two aircraft leased by the Company including the material renegotiation of one lease effective February 1, 1997. From March 1993 until the present Clifton E. Haley, a former Chairman of the Board and Chief Executive Officer of the Company was the Chairman of the Board and a 50% stockholder in a company in which Mr. Coleman was an officer and a 50% stockholder.


        In connection with the renegotiation in early 1995 of the terms of the lease for one of such aircraft, the lessor was given the right to recieve certain options to purchase shares of Common Stock of the Company, some of which were transferred to Mr. Coleman, presumably as part of his compenstion for acting as negotiating agent. These options contained broad antidilution provisions.



ITEM 8.  LEGAL PROCEEDINGS.


        The Company is a party to a lawsuit which if decided adversely to the Company might be considered a material lawsuit. In Hillsborough County Aviation Authority v. Air South Airlines, Inc., the Hillsborough County Aviation Authority seeks damages from the Company arising out of the Company's alleged breach of four contracts relating to the use by the Company of Tampa International Airport. This suit was instituted in April, 1996 in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, State of Florida, Civil Division. The suit seeks approximately $472,000 in damages plus interest, costs and attorneys' fees. An accrual of $680,000 reflecting management's estimate of the amount required to settle this suit has been recorded as of March 31, 1997.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a)  Market Information.

        There is no established trading market for any securities of the Company. The Company takes the position that all its issued and outstanding securites issued by it to date are "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act and cannot be sold or otherwise transferred unless registered or sold or transferred pursuant to an applicable exemption. On the date hereof: (i) there are outstanding options or warrants to purchase 34,384,833 shares of Common Stock, and certain of such options are subjects to broad anti-dilutive provisions; (ii) there are outstanding shares of preferred stock and convertible debentures which are convertible into 50,829,838 shares of Common Stock and there are no shares of common equity which could be sold pursuant to Rule 144. The Company has agreed under certain circumstances to register under the Securities Act of 1933, as amended (the "Securities Act"), for sale by certain security holders up to 62,382,598 shares of Common Stock; and (iii) the Company is not presently proposing to publicly offer any of its common equity.

(b)  Holders.

        On the date hereof there were 899 holders of record of shares of Common Stock.

(c)  Dividends.

        The Company has never declared or paid dividends on its capital stock. The Company currently intends to retain any available earnings for use in the operation and expansion of its business. Therefore, the Company does not expect to pay any cash dividends on the Common Stock in the foreseeable future. Any payments of dividends by the Company in the future will be at the discretion of the Board of Directors and will depend upon the Company's earnings, capital requirements, financial condition, and any other factors deemed relevant by the Board of Directors. In addition, the Company is prohibited from making any cash distribution in respect of its Common Stock pursuant to restrictive covenants in various agreements with banks and others, including the State Loan agreement.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

        Since the Company's inception, the registrant has sold and issued or otherwise issued the following unregistered securities; all transactions described below have been adjusted to reflect a two-for-one split of the shares of Common Stock effective in September, 1993:


        (1) Between April 1993 and September 1993, the Company sold 2,097,334 shares of Common Stock to the founding stockholders and original directors and officers of the Company for cash, services rendered, or a combination of cash and services rendered, at $0.23 to $0.83 per share.


        (2) (a) In September 1993 the Company sold 30,000 shares of Common Stock to a consultant to the Company in exchange for consulting services on the basis of $0.50 per share; (b) in January, 1994 the Company issued 56,000 shares in the aggregate to four directors of the Company in exchange for services as directors and consulting services on the basis of $0.50 per share; (c) in April 1994 the Company sold 35,000 shares to its chief pilot and 80,000 shares to its chief financial officer, in each case for $0.50 per share.

        (3) In May 1994, the Company sold 1,022,000 shares of Common Stock to South Carolina accredited investors for $1.00 and 235,000 shares of Common Stock to certain of its founding stockholders for $0.50 per share.

        (4) In July 1994, the Company sold 436,200 shares of Common Stock to certain of its founding stockholders, officers, directors and certain executive employees for $0.50 per share.

        (5) In January 1995, the Company issued an aggregate of 32,775 shares of Common Stock to substantially all employees of the Company as holiday gifts. The number of shares issued to each employee was based upon months of service. Half of such shares were donated by Patrick J. O'Shea, the then President and Chief Executive Officer, and founder of the Company.

        (6) In April 1995, the Company sold 1,836,560 shares of Common Stock pursuant to the Company's Employee Stock Purchase Plan for $0.50 per share.

        (7) In April 1995, the Company sold 1,181,040 shares of Common Stock pursuant to a rights offering to existing stockholders (other than employee stockholders who had received shares as 1994 holiday gifts or who had purchased shares pursuant to the Employees Stock Purchase Plan) for $0.50 per share.

        (8) In May 1995 the Company sold 122,400 shares of Common Stock to a consultant for consulting services on the basis of $0.50 per share.

        (9) In August 1995, the Company issued an aggregate of 129,590 shares of Common Stock to substantially all employees of the Company as gifts on the occasion of the Company's first anniversary of flight operations. The number of shares issued to each employee was based upon months of service.

        (10) In November 1995, the Company sold 100,000 shares of Common Stock to an officer and director for $0.50 per share in connection with his employment by the Company.

        (11) In December 1995, the Company sold 1,250,000 shares of Series A Preferred to H&Q Group for $2.00 per share.


        (12) In March 1996, the Company issued 7,500 shares of Common Stock to a bank in connection with a loan.


        (13) In April 1996, the Company borrowed $2,000,000 from a bank. H&Q Group guaranteed the loan in exchange for a warrant to purchase 400,000 shares of Series A Preferred at $2.00 per share; that price has subsequently been reduced to $.50 per share.

        (14) On May 24, 1996, the Company sold 5,000,000 shares of Series B Preferred to H&Q for $2,500,000.


        (15) In June 1996, the Company sold 120,000 shares of Series C Preferred for $1,500,000. $1,000,000 was sold to a corporation of British Virgin Islands registry and $500,000 to a New York corporation.


        (16) On August 16, 1996, the Company sold $4 million of Convertible Debentures to H&Q.

        (17) On September 4, 1996 the Company sold $500,000 of Convertible Debentures to a North Carolina corporation.

        (18)  On September 30, 1996, the Company sold $400,000 and $200,000, respectively, of Convertible Debentures to the two investors referred to in "(15)", above.

        (19) In October 1996, the Company sold $120,000 of Convertible Debentures to a present stockholder and director of the Company resident in Singapore.


        (20) As of March 31, 1997, the Company had granted stock options and warrants (in addition to those described elsewhere in this Item 10) to employees, officers and directors and certain suppliers covering an aggregate of 34,384,833 shares of Common Stock exercisable at between $0.25 and $0.50 per share. None of these options and warrants have been exercised except for 3,333 shares by one person leaving the employment of the Company.

        (21) From September 20, 1996 through the date hereof the Company has borrowed 19,200,000 from Accredited Investors pursuant to demand promissory notes; $2,300,000 has been repaid. It is anticipated that such Accredited Investors will cause such demand promissory notes to be satisfied in consideration of the issuance of a similar amount of the Company's Convertible Debentures to them.

        (22) On December 3, 1996 the Company issued a Warrant to H&Q to purchase 16,000,000 shares of Common Stock at an exercise price of $0.25 per share subject to adjustment if Common Stock or equivalents are later sold at a lower price. Such Warrant was issued as consideration for H&Q providing a $4,000,000 letter of credit to secure the early payment certain of credit card receivables of the Company.

        (23) On January 29, 1997 the Company issued a warrant to H&Q to purchase 8,000,000 shares of Common Stock at an exercise price of $0.25 per share subject to adjustment if Common Stock or equivalents are later sold at a lower price. Such warrant was issued as consideration for H&Q providing a $2,000,000 letter of credit to secure a bank loan to the Company.

        (24) On April 16, 1997 the Company sold $697,000 of Convertible Debentures to a venture capital company.



        The sales and issuance of securities in the transactions described in paragraph "(6)", above, were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold pursuant to a written contract relating to compensation. With respect to (a) the grant of stock options described in paragraphs "(20)" "(22)"; and "(23)", (b) the issuances referred to in paragraphs "(5)" and "(9)", above, an exemption from registration under the Securities Act was unnecessary in that the issuance of the securities did not involve a sale of securities as such term is used in Section 2(3) of the Securities Act. The sales and issuances of securities in the transactions described in all other paragraphs above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and Regulation D promulgated thereunder.

        Except for certain shares issued prior to May 1994, appropriate legends are affixed to the stock certificates for all shares issued by the Company and investment representations were obtained from the purchasers. All purchasers of securities either received adequate written information about the Company or had access, through employment or other relationships, to such information necessary to make a proper evaluation of the securities being acquired. The Company considers all securities issued by it to date to be "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act.


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, par value $0.001 per share, and 2,000,000 shares of Preferred Stock, par value $0.001 par value per share (the "Preferred Stock").

COMMON STOCK


        As of the date hereof, there are 6,967,182 shares of Common Stock outstanding, held of record by 899 stockholders. Options and warrants to purchase 34,384,833 shares of Common Stock have been issued. If all outstanding convertible securities were converted and all options and warrants were exercised, after applying broad anti-dilution provisions where applicable, there would be 73,386,070 shares of Common Stock outstanding, held of record by approximately 925 stockholders.

        Holders of Common Stock are entitled to one vote for each share held and have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to Common Stock. There is cumulative voting for the election of directors. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to preferential dividend rights of any outstanding series of Preferred Stock, if any. Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the net assets of the Company remaining after the payment of all creditors and any Preferred Stock or other liquidation preferences. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

        As of the date hereof, there was an aggregate of 1,995,000 shares of Preferred Stock outstanding, which shares were issued in series, to the number of holders of record indicated, and with rights of conversion (before application of anti-dilution provisions) into the number of shares of Common Stock as follows:

                        Name of Series and                        Number of Shares
                         Number of Shares      Number of      of Common Stock Issuable
                            Outstanding         Holders           Upon Conversion
                      ----------------------  -----------   ---------------------------
                             Series A              1
                         1,250,000 shares                         1,250,000 shares
                             Series B              1
                          625,000 shares                          5,000,000 shares
                             Series C              2
                          120,000 shares                          3,000,000 shares

Series A


        The Series A Preferred Stock (the "Series A") shall be entitled to receive non-cumulative dividends at the rate of $0.16 per share per annum. No cash dividend shall be paid on the Common Stock in any year unless an equal dividend is paid on each outstanding share of Series A on an as-if-converted basis. In the event of liquidation, the holders of the Series A shall be entitled to receive, pari passu with the shares of Series B Preferred Stock ("Series B") and Series C Preferred Stock ("Series C") in preference to the Common Stock, $2.00 per share. After payment of such preferential amount, the remaining assets shall be distributed ratably among the holders of Series A, Series B, Series C and Common Stock in proportion to the shares held. Each share of Series A is convertible at any time into one share of Common Stock. The holders of Series A have the right to vote with the holders of Common Stock as a single class upon the election of directors and, subject to any applicable limitations in the Delaware General Corporation Law, upon any other matter submitted to the stockholders. Each share of Preferred Stock has the same number of votes as the shares of Common Stock into which it is convertible. In addition, the vote of a majority of the Series A shares shall be necessary to adopt certain fundamental changes in the Company, including any change to the Certificate of Incorporation or Bylaws of the Company, liquidation of the Company, change in the principal business of the Company or certain securities repurchases by the Company. So long as at least 50% of the Series A remains outstanding, the holders of Series A voting as a class shall be entitled to elect one member to the Board of Directors. The Series A holders' rights with respect to preferences upon liquidation, conversion into Common Stock, and voting with the holders of Common Stock as a class on certain matters are protected by broad anti-dilution provisions.


Series B


        The Series B Preferred Stock (the "Series B") shall be entitled to receive non-cumulative dividends at the rate of $0.32 per share per annum. No cash dividend shall be paid on the Common Stock in any year unless an equal dividend is paid on each outstanding share of Series B on an as-if-converted basis. In the event of liquidation, the holders of the Series B shall be entitled to receive, pari passu with Series A and Series C, in preference to the Common Stock, $4.00 per share. After payment of such preferential amount, the remaining assets shall be distributed ratably among the holders of Series A, Series B, Series C and Common Stock in proportion to the shares held. Each share of Series B is convertible at any time into eight shares of Common Stock. The holders of Series B have the right to vote with the holders of Common Stock as a single class upon the election of directors and, subject to any applicable limitations in the Delaware General Corporation Law, upon any other matter submitted to the stockholders. Each share of Preferred Stock has the same number of votes as the shares of Common Stock into which it is convertible. In addition, the vote of a majority of the Series B shares shall be necessary to adopt certain fundamental changes in the Company, including any change to the Certificate of Incorporation or Bylaws of the Company, liquidation of the Company, change in the principal business of the Company or certain securities repurchases by the Company. So long as at least 50% of the Series B remains outstanding, the holders of Series B voting as a class shall be entitled to elect one member to the Board of Directors. The Series B holders' rights with respect to preferences upon liquidation, conversion into Common Stock, and voting with the holders of Common Stock as a class on certain matters are protected by broad anti-dilution provisions.


Series C

        The Series C Preferred Stock (the "Series C") shall be entitled to receive non-cumulative dividends at the rate of $1.00 per share per annum. No cash dividend shall be paid on the Common Stock in any year unless an equal dividend is paid on each outstanding share of Series C on an as-if-converted basis. In the event of liquidation, the holders of the Series C shall be entitled to receive, pari passu with Series A and Series B, in preference to the Common Stock, $12.50 per share. After payment of such preferential amount, the remaining assets shall be distributed ratably among the holders of Series A, Series B, Series C and Common Stock in proportion to the shares held. Each share of Series C is convertible at any time into 25 shares of Common Stock. The holders of Series C have the right to vote with the holders of Common Stock as a single class upon the election of directors and, subject to any applicable limitations in the Delaware General Corporation law, upon any other matter submitted to the stockholders. Each share of Preferred Stock has the same number of votes as the shares of Common Stock into which it is convertible. In addition, the vote of a majority of the Series C shares shall be necessary to adopt certain fundamental changes in the Company, including any change to the Certificate of Incorporation or Bylaws of the Company, liquidation of the Company, change in the principal business of the Company or certain securities repurchases by the Company. So long as at least 50% of the Series C remains outstanding, the holders of Series C voting as a class shall be entitled to elect one member to the Board of Directors. The Series C holders' rights with respect to preferences upon liquidation, conversion into Common Stock, and voting with the holders of Common Stock as a class on certain matters are protected by broad anti-dilution provisions.


SERIES D AND E

        The Company has sold $4,600,000 of Convertible Debentures which are convertible to Series D Preferred Stock which is, in turn, convertible into Common Stock; and $620,000 of Convertible Debentures which are convertible into Series E Preferred Stock which is, in turn, convertible into Common Stock. The Company does not now have sufficient authorized preferred or common stock for the conversion of such debentures and preferred stock. It is anticipated that the shareholders of the Company will approve such additional authorized capital stock at the next annual meeting of stockholders. It is also anticipated that the terms of such Series D and Series E Preferred Stock will be substantially similar to those of the Series A, Series B and Series C Preferred Stock except that Series D and Series E Preferred will be convertible at $0.25 per share.

SERIES F


        The Company anticipates that within 90 days after the date hereof it will have sold $16,900,000 of Convertible Debentures which are convertible to Series F Preferred Stock which is, in turn, convertible into Common Stock. The Company does not now have sufficient authorized preferred or common stock for the conversion when issued of such debentures and preferred stock. It is anticipated that the shareholders of the Company will approve such additional authorized capital stock at the next annual meeting of stockholders. It is also anticipated that the terms of such Series F Preferred Stock will be substantially similar to those of the Series A, Series B and Series C Preferred Stock except that Series F Preferred will be convertible at $0.10 per share.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


        (a) Section 145 of the Delaware General Corporation Law ("DGCL") (i) gives Delaware corporations broad powers to indemnify their present and former directors, officers, employees or agents and those directors, officers, employees or agents of certain other entities who serve in such capacities for those entities at the request of a Delaware corporation against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors, officers, employees or agents, subject to specified conditions and exclusions, (ii) gives a director or officer who successfully defends an action the right to be so indemnified, and (iii) authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or otherwise.


        (b) The Company's Certificate of Incorporation provides that the Company shall indemnify officers, directors, employees and agents of the Company to the fullest extent permitted by the DGCL.

        (c) In accordance with Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) breaches of Section 174 of the DGCL (unlawful payment of dividends), or (iv) transactions from which a director derives an improper personal benefit.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


        The Financial Statements required by this ITEM 13 are set forth in pages F-1 through F-19 of this Registration Statement. No supplementary financial information is required by Item 302 of Regulation S-K.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        During the registrant's two most recent fiscal years or any subsequent interim period, no independent accountant who was previously engaged as the principal accountant to audit the registrant's financial statements, or an independent accountant who was previously engaged to audit a significant subsidiary and on whom the principal accountant expressed reliance in its report, has resigned (or indicated it has declined to stand for re-election after the completion of the current audit) or was dismissed.

GLOSSARY

"Available seat miles" or "ASMs" represents the number of seats available for passengers on scheduled service flights multiplied by the number of miles those seats are flown.

"Aviation Act" means the Federal Aviation Act of 1958.

"Average fare" means operating revenues divided by enplaned passengers.

"Average flight length" represents total aircraft miles flown divided by the number of departures.

"Average segment fare" means operating revenue divided by onboard passengers.

"Block hours flown" represents the time between aircraft gate departure and aircraft gate arrival.


"Break-even load factor" represents the percentage of RPMs that must be flown for the airline to break even after operating expenses. Break-even load factor is calculated by taking total expenses, minus non-passenger revenue, divided by ASMs, divided by passenger yields per RPM.


"CRS" means Computer Reservation Systems used extensively by travel agents in the airline industry to book reservations.

"C-check" means scheduled heavy maintenance required by FAA regulations to be performed on aircraft every 3,000 hours of flight time.

"Deregulation Act" means the Airline Deregulation Act of 1978.

"DOT" means the United States Department of Transportation.

"FAA" means the Federal Aviation Administration.

"Grants" means the approximately $4.0 million of grants to the Company by South Carolina State and local governments for relocation, training, facility, and advertising reimbursement.

"Load" means the percentage of available seats occupied.

"Load Factor" represents Revenue Passenger Miles divided by available seat miles.

"Operating Cost per total ASM" for any period represents the amount determined by dividing total operating expenses for each period by total ASMs for each such period.

"Passenger yield per RPM" represents the total passenger revenue divided by RPMs.

"Revenue Passenger Miles" or "RPMs" represents the total number of miles flown by passengers on scheduled service flights.

"State Loan" means a $12 million loan to the Company arranged by the State of South Carolina from Lexington County, South Carolina guaranteed and sold by the United States Department of Housing and Urban Development.

"Total Revenue per ASM" represents total revenues divided by total Available seat miles.

"Working Capital" means the excess of current assets over current liabilities.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

                              FINANCIAL STATEMENTS


        (a)   Independent Auditors' Report;
              Audited Balance Sheets at December 31, 1995 and 1996,
              Statements of Operations, Stockholders' Deficiency, and Statement of Cash Flows for the years ended August 31, 1994 and 1995, the four months ended December 31, 1995 and the year ended
              December 31, 1996.

        (b) Unaudited Balance Sheet at March 31, 1997, Statement of Operations, Stockholders' Deficiency and Statement of Cash Flows for the three months ended March 31, 1996 and 1997.

                                EXHIBIT INDEX


        The exhibits listed below are, unless marked with an asterisk, incorporated by reference to the Company's Registration Statement on Form 10 filed on February 7, 1997 (withdrawn pursuant to request letter dated
March 21, 1997); those exhibits marked with an asterisk are incorporated by reference to the Company's Registration Statement on Form 10 filed April 17, 1997.


                                                                      Sequential
Exhibit                                                                  Page
Number                            Description                           Number
-------                           -----------                         ----------
 2.1         --  Agreement of Merger dated December 29, 1995
                 between Air South Airlines, Inc. and Air South,
                 Inc.

 3.1         --  Certificate of Incorporation of Registrant and
                 Certificates of Designation as to Series B and C
                 Preferred Stock.

 3.2         --  Bylaws of Registrant.

 4.1         --  Article 4 of Registrant's Articles of Incorporation
                 (included in Exhibit 3.1).

 4.2         --  Articles VI and VII of Registrant's Bylaws
                 (included in Exhibit 3.2).

 4.3         --  HUD Section 108 Program Loan Agreement between
                 Lexington County, South Carolina and the Registrant, and the related Grant Agreement between the City of Columbia and the Regisrtant, in each case dated
                 July 15, 1994.

 4.4         --  Specimen Common Stock Certificate.

 4.5         --  Series A Preferred Stock Purchase Agreement and
                 the related Investors' Rights Agreement dated
                 December 29, 1995 between the Company and
                 Hambrecht and Quist Group, L.L.C.

 4.6         --  Loan Agreement and certain related documents
                 dated March 29, 1996 between NationsBank, N.A.
                 and the Company.

 4.7         --  Loan Agreement and certain related documents
                 dated April 26, 1996 between The National Bank of
                 South Carolina and the Company.


 4.7(a)*     --  Note Revision Agreement between the National Bank
                 of South Carolina and the Company, and related
                 agreements.

 4.8         --  Option Purchase Agreement and certain related
                 documents dated April 26, 1996 between the Company and Hambrecht & Quist Group, L.L.C.

 4.9         --  Series B Preferred Stock Purchase Agreement and
                 the related Investors' Rights Agreement dated May
                 24, 1996 between the Company and H&Q Air South
                 Investors, L.P. ("H&Q").

 4.10        --  Series C Preferred Stock Purchase Agreement and
                 the related Investors' Rights Agreement dated June
                 14, 1996 between the Company and W.J. Flynn &
                 Associates, Inc. ("Flynn").

 4.11        --  Series C Preferred Stock Purchase Agreement and
                 the related Investors' Rights Agreement dated June
                 24, 1996 between the Company and Fil-Fiber
                 Manufacturing, Inc., Ltd. ("Fil-Fiber").

 4.12        --  Convertible Debenture Purchase Agreement and the
                 related Investors' Rights Agreement dated August
                 16, 1996 between the Company and H&Q.

 4.13        --  Convertible Debenture Purchase Agreement and the
                 related Investors' Rights Agreement dated
                 September 4, 1996 between the Company and
                 Godley Group Ltd.

 4.14        --  Convertible Debenture Purchase Agreement and the
                 related Investors' Rights Agreement dated
                 September 30, 1996 between the Company and Flynn.

 4.15        --  Convertible Debenture Purchase Agreement and the
                 related Investors' Rights Agreement dated
                 September 30, 1996 between the Company and
                 Fil-Fiber.

 4.16*       --  Convertible Debenture Purchase Agreement
                 and the related Investor's Rights Agreement dated October 16,
                 1996 between the Company and Paul Gillcrist.

 10.1        --  1993 Incentive Stock Option Plan.

 10.2        --  1994-1995 Incentive and Non-Qualified Stock
                 Option Plan.

 10.3        --  1994-1995 Amended Incentive and Non-Qualified
                 Stock Option Plan.

 10.4        --  Employee Stock Purchase Plan.

 10.5        --  (Intentionally omitted.)

 10.6        --  Common stock purchase warrant for 725,000 shares
                 issued January 11, 1996 to Clifton E. Haley by Air
                 South Airlines, Inc.

 10.7        --  Common stock purchase warrant for 10,000 shares
                 issued October 25, 1995 to David Y. Monteith by
                 Air South Airlines, Inc.

 10.8        --  Common stock purchase warrant for 250,000 shares
                 issued November 8, 1995 to Roden A. Brandt by
                 Air South, Inc.

 10.9        --  Incentive Stock Option Agreement dated November
                 12, 1994 between Air South, Inc. and Dennis
                 Crosby for the purchase of up to 80,000 shares of common stock.

 10.10       --  Incentive Stock Option Agreement dated August 23,
                 1994 between Air South, Inc. and Donald Baker for the purchase of up to 40,000 shares of common stock.

 10.11       --  Incentive Stock Option Agreement dated August 23,
                 1994 between Air South, Inc. and Thomas Volz for the purchase of up to 50,000 shares of common stock.

 10.12       --  Incentive Stock Option Agreement dated June 23,
                 1995 between Company and Paul Gillcrist for the purchase of up to 36,000 shares of common stock.

 10.13       --  Incentive Stock Option Agreement dated June 23,
                 1995 between Company and Harold Stowe for the purchase of up to 36,000 shares of common stock.

 10.14       --  Letter from Air South, Inc. to Roden A. Brandt,
                 dated October 20, 1995.

 10.15       --  Employment agreement between Air South, Inc.
                 and Tom Volz, dated December 8, 1993.

 10.16       --  Employment agreement between Air South, Inc.
                 and Dennis Crosby dated November 12, 1994.

 10.17       --  Lease dated ____________, 199_ between
                 Jacksonville Port Authority and Air South, Inc.

 10.18       --  Lease between Dade County, Florida and Air
                 South, Inc. dated ____________, 199_.

 10.19       --  Lease between Air South, Inc. and Horry County
                 dated February 20, 1995

 10.20       --  Lease between Air South, Inc. and the City of
                 Atlanta dated ____________, 199_.

 10.21       --  Aircraft Use and Lease Agreement between Air
                 South, Inc. and Richland-Lexington Airport
                 District dated August 15, 1994.

 10.22       --  Airline Operating Agreement between Savannah
                 Airport Commission and Air South dated April 10,
                 1996.

 10.23       --  Non-Signatory Airlines Tenant Agreement between
                 Greenville-Spartanburg Airport District dated
                 June 20, 1996.

 10.24       --  Airport Use Agreement between Norfolk Airport
                 Authority and Air South, Inc. dated May 2, 1996.

10.25(a)*       --   Scheduled Airline Operating Agreement and Terminal Building
                     Lease dated October 1, 1996 between the Company and
                     Charleston County Aviation Authority

10.26           --   Airport License and Agreement between the City of
                     Chicago and Air South Airlines, Inc.

10.27           --   (Intentionally omitted.)

10.28           --   (Intentionally omitted.)

10.29           --   Airport Use and Lease Agreement between
                     Richland-Lexington Airport District and Air South, Inc.
                     dated August 1, 1994

10.30           --   Lease Agreement between Richland-Lexington
                     Airport District and Air South, Inc. dated
                     December 12, 1995.

10.31           --   Lease between Polaris Aircraft Leasing K.B. and
                     Air South Airlines, Inc. dated April 29, 1996 for
                     Boeing 737 Advanced Aircraft Serial Number 21612.

10.32           --   Lease between Polaris Aircraft Leasing K.B. and
                     Air South Airlines, Inc. dated April 29, 1996
                     for Boeing 737 Advanced Aircraft Serial Number 21356.

10.33           --   Lease between Polaris Holding Co. and Air South
                     Airlines, Inc. dated April 29, 1996 for Boeing 737
                     Advanced Aircraft Serial Number 21186.

10.34           --   Lease between Polaris Aircraft Leasing K.B. and
                     Air South Airlines, Inc. dated April 29, 1996 for
                     Boeing 737 Advanced Aircraft Serial Number 21677.

10.35           --   Lease between Polaris Aircraft Leasing K.B. and
                     Air South Airlines, Inc. dated April 29, 1996 for
                     Boeing 737 Advanced Aircraft Serial Number 21733.

10.36           --   Lease between Air South, Inc. and MIMI Leasing
                     Corp. dated October 31, 1994 for the lease of
                     Boeing 737 Serial Number 19612.

10.37(A)*       --   Lease between Air South Airlines, Inc. and MIMI Leasing
                     Corp. dated as of February 1, 1997 for the lease of
                     Boeing 737 Serial Number 19607.

10.38*          --   Consulting Agreement between Air South Airlines, Inc. and
                     The Pointe Group, L.L.C. effective as of August 16, 1996,
                     and a related Indemnity Agreement.

10.39*          --   Reimbursement Agreement between Air South Airlines, Inc.
                     and Hambrecht & Quist California relating to a $4,000,000
                     Letter of Credit dated December 3, 1996, and related
                     agreements.

10.40*          --   Reimbursement Agreement between Air South Airlines, Inc.
                     and Hambrecht & Quist California relating to a $2,000,000
                     Letter of Credit dated January 29, 1997, and related
                     agreements.

 27.1*       --  Financial Data Schedule for the twelve months ended December
                 31, 1996 - (for SEC use only)


                               SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   AIR SOUTH AIRLINES, INC.


June 3, 1997


                                   By: /s/ John P. Tague
                                      ---------------------------------------
                                      John P. Tague, Chairman of the Board,
                                        President and Chief Executive Officer

AIR SOUTH AIRLINES, INC.


INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE

INDEPENDENT AUDITORS' REPORT                                               F-2

BALANCE SHEETS                                                             F-3

STATEMENTS OF OPERATIONS                                                   F-4

STATEMENTS OF STOCKHOLDERS' DEFICIENCY                                     F-5

STATEMENTS OF CASH FLOWS                                                   F-6

NOTES TO FINANCIAL STATEMENTS                                              F-8

INDEPENDENT AUDITORS' REPORT


Board of Directors
Air South Airlines, Inc.:

We have audited the accompanying balance sheets of Air South Airlines, Inc. (the "Company") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' deficiency, and cash flows for each of the two years in the period ended August 31, 1995, the four-month period ended December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended August 31, 1995, the four-month period ended December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and stockholders' deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





Deloitte & Touche LLP
Columbia, South Carolina

March 31, 1997

AIR SOUTH AIRLINES, INC.

BALANCE SHEETS




                                                                                            DECEMBER 31,
                                                                                   ----------------------------      MARCH 31,
ASSETS (NOTE 3)                                                                        1995            1996            1997
                                                                                                                    (UNAUDITED)

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                                               $  2,369,614    $  1,070,063    $    494,119
  Investments (Notes 1 and 3)                                                           694,430       1,211,000       1,211,000
  Receivables, principally air traffic (no allowance considered necessary)            2,419,171         671,825       2,163,110
  Prepaid expenses and other current assets                                           1,435,438       1,522,176       2,175,517
                                                                                   ------------    ------------    ------------
        Total current assets                                                          6,918,653       4,475,064       6,043,746
DEPOSITS (Note 5)                                                                     1,170,000       1,170,000       1,170,000
PROPERTY AND EQUIPMENT, NET (Notes 1 and 2)                                           2,594,600       3,469,287       3,679,688
DEBT ISSUE COSTS (net of accumulated amortization of $30,723 and
  $37,873, respectively) (Note 1)                                                       262,424         312,976         327,599
OTHER                                                                                   671,786         426,469         557,359
                                                                                   ------------    ------------    ------------

        Total assets                                                               $ 11,617,463    $  9,853,796    $ 11,778,392
                                                                                   ============    ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Short-term borrowings (Note 3)                                                         $  -      $  5,277,359    $ 12,177,359
  Accounts payable                                                                    6,077,084      10,572,801      12,943,791
  Accrued expenses (Note 1)                                                           6,357,336      10,178,518       7,168,204
  Air traffic liability (Note 1)                                                      2,933,101       4,500,157       8,018,794
  Current portion of long-term debt (Note 3)                                             96,789       1,266,752       1,481,647
                                                                                   ------------    ------------    ------------
        Total current liabilities                                                    15,464,310      31,795,587      41,789,795
                                                                                   ------------    ------------    ------------
LONG-TERM DEBT (Note 3)                                                              12,000,000      18,291,122      17,993,542
                                                                                   ------------    ------------    ------------
COMMITMENTS AND CONTINGENCIES (Notes 1, 5 and 6)
REDEEMABLE COMMON STOCK (Note 10) - $.001 par value, 250,000
  shares issued and outstanding at December 31, 1995 (redeemed in 1996)                 500,000             -               -
STOCKHOLDERS' DEFICIENCY (Notes 1, 3 ,4 and 11):
  Convertible preferred stock, $.001 par value, 2,000,000 shares authorized,
    1,250,000 and 1,995,000 shares outstanding at December 31, 1995 and
    1996, respectively; aggregate liquidation preference of $6,500,000                    1,250           1,995           1,995
  Common stock, $.001 par value, 18,000,000 shares authorized; shares issued and outstanding:  December 31, 1995 - 6,818,019 and
    December 31, 1996 - 6,967,182                                                         6,818           6,967           6,967
  Additional capital                                                                  7,263,606      11,453,645      11,476,445
  Accumulated deficit                                                               (23,166,328)    (51,695,520)    (59,490,352)
  Unearned compensation                                                                (452,193)
                                                                                   ------------    ------------    ------------
        Total stockholders' deficiency                                              (16,346,847)    (40,232,913)    (48,004,945)
                                                                                   ------------    ------------    ------------

        Total liabilities and stockholders' deficiency                             $ 11,617,463    $  9,853,796    $ 11,778,392
                                                                                   ============    ============    ============


See notes to financial statements.

AIR SOUTH AIRLINES, INC.

STATEMENTS OF OPERATIONS


                                                                                               FOUR
                                                                   YEARS ENDED             MONTHS ENDED
                                                                    AUGUST 31,              DECEMBER 31,
                                                          ----------------------------
                                                              1994            1995             1995


OPERATING REVENUES:
  Passenger (Note 1)                                      $    132,181    $ 44,465,530    $ 19,463,505
  Other                                                            -           664,170         394,626
                                                          ------------    ------------    ------------
          Total operating revenues                             132,181      45,129,700      19,858,131
                                                          ------------    ------------    ------------

OPERATING EXPENSES:
  Salaries, wages and benefits                               1,083,381      13,253,773       5,165,701
  Aircraft fuel and oil                                        100,000      10,172,353       4,120,382
  Aircraft leases                                              155,820       4,924,358       2,088,116
  Maintenance materials and repairs (Note 1)                   146,477       7,572,728       3,670,797
  Agency commissions                                             6,000       2,511,632       1,379,132
  Other rentals, landing and ground handling fees              104,911       4,619,166       1,990,312
  Advertising (Note 1)                                         323,518       2,392,574         595,516
  Depreciation and amortization                                 28,694         350,447         174,864
  Other operating expenses (Note 8)                          1,037,543      16,120,423       5,481,611
                                                          ------------    ------------    ------------
        Total operating expenses                             2,986,344      61,917,454      24,666,431
                                                          ------------    ------------    ------------

OPERATING LOSS                                              (2,854,163)    (16,787,754)     (4,808,300)
                                                          ------------    ------------    ------------

NONOPERATING (EXPENSE) AND INCOME:
  Grants (Notes 1 and 6)                                     1,261,198       1,316,811          88,493
  Interest expense                                             (21,375)       (514,171)       (164,764)
  Interest income                                               14,950         182,476          65,152
  Other income (expense)                                      (215,873)        (60,543)         (6,876)
                                                          ------------    ------------    ------------
        Total nonoperating income (expense), net             1,038,900         924,573         (17,995)
                                                          ------------    ------------    ------------

NET LOSS                                                  $ (1,815,263)   $(15,863,181)   $ (4,826,295)
                                                          ============    ============    ============

NET LOSS PER SHARE (Note 1)                               $       (.72)   $      (3.18)   $       (.69)
                                                          ============    ============    ============

WEIGHTED AVERAGE COMMON SHARES (000's)                           2,523           4,987           6,981
                                                          ============    ============    ============


                                                           YEAR ENDED            THREE MONTHS ENDED
                                                           DECEMBER 31,              MARCH 31,
                                                                          ----------------------------
                                                              1996             1996            1997
                                                                                    (Unaudited)
OPERATING REVENUES:
  Passenger (Note 1)                                      $ 51,780,268    $ 13,795,157    $ 12,796,832
  Other                                                      2,179,389         404,542         948,512
                                                          ------------    ------------    ------------
        Total operating revenues                            53,959,657      14,199,699      13,745,344
                                                          ------------    ------------    ------------
OPERATING EXPENSES:
  Salaries, wages and benefits                              15,872,183       3,904,995       3,868,659
  Aircraft fuel and oil                                     13,133,798       2,942,387       3,004,959
  Aircraft leases                                            7,920,265       1,640,029       2,274,513
  Maintenance materials and repairs (Note 1)                 8,329,850       2,019,580       1,970,778
  Agency commissions                                         3,030,434         793,890         503,507
  Other rentals, landing and ground handling fees            5,900,070       1,487,159       1,462,050
  Advertising (Note 1)                                       4,500,960         823,375       1,458,292
  Depreciation and amortization                                667,753         151,956         214,528
  Other operating expenses (Note 8)                         22,723,333       4,666,408       6,400,390
                                                          ------------    ------------    ------------
        Total operating expenses                            82,078,646      18,429,779      21,157,676
                                                          ------------    ------------    ------------

OPERATING LOSS                                             (28,118,989)     (4,230,080)     (7,412,332)
                                                          ------------    ------------    ------------

NONOPERATING (EXPENSE) AND INCOME:
  Grants (Notes 1 and 6)                                       215,800          46,875          46,875
  Interest expense                                          (1,045,557)       (148,684)       (456,583)
  Interest income                                              188,534          30,892          26,208
  Other income (expense)                                       231,020          11,600           1,000
                                                          ------------    ------------    ------------
        Total nonoperating income (expense), net              (410,203)        (59,317)       (382,500)
                                                          ------------    ------------    ------------

NET LOSS                                                  $(28,529,192)   $ (4,289,397)   $ (7,794,832)
                                                          ============    ============    ============

NET LOSS PER SHARE (Note 1)                               $      (4.14)   $       (.63)    $     (1.12)
                                                          ============    ============    ============

WEIGHTED AVERAGE COMMON SHARES (000's)                           6,888           6,823           6,987
                                                          ============    ============    ============


See notes to financial statements.

AIR SOUTH AIRLINES, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIENCY



                                                               NUMBER OF                      NUMBER OF
                                                               PREFERRED     PREFERRED         COMMON         COMMON
                                                                SHARES         STOCK           SHARES          STOCK

BALANCE, SEPTEMBER 1, 1993                                            -     $        -        2,097,334    $      2,098
  Issuance of shares of common stock                                  -              -        1,571,200           1,571
  Net loss                                                            -              -              -               -
                                                             ------------   ------------   ------------    ------------

BALANCE, AUGUST 31, 1994                                              -              -        3,668,534           3,669
  Issuance of shares of common stock                                  -              -        3,187,055           3,187
  Issuance of stock options, warrants and stock award                 -              -          162,530             162
  Amortization of unearned compensation                               -              -              -               -
  Net loss                                                            -              -              -               -
                                                             ------------   ------------   ------------    ------------

BALANCE, AUGUST 31, 1995                                              -              -        7,018,119           7,018
  Issuance of shares of common stock                                  -              -           49,900              50
  Issuance of stock options                                           -              -              -               -
  Amortization of unearned compensation                               -              -              -               -
  Issuance of preferred stock - Series A                        1,250,000          1,250            -               -
  Transfer of redeemable common stock                                 -              -         (250,000)           (250)
  Net loss                                                            -              -              -               -
                                                             ------------   ------------   ------------    ------------

BALANCE, DECEMBER 31, 1995                                      1,250,000          1,250      6,818,019           6,818
  Issuance of shares of common stock                                  -              -          149,163             149
  Issuance of shares of preferred stock - Series B                625,000            625            -               -
  Issuance of shares of preferred stock - Series C                120,000            120            -               -
  Amortization of unearned compensation                               -              -              -               -
  Issuance of warrants                                                -              -              -               -
  Net loss                                                            -              -              -               -
                                                             ------------   ------------   ------------    ------------

BALANCE, DECEMBER 31, 1996                                      1,995,000          1,995      6,967,182           6,967
  Issuance of warrants                                                -              -              -               -
  Net loss                                                            -              -              -               -
                                                             ------------   ------------   ------------    ------------

BALANCE, MARCH 31, 1997 (UNAUDITED)                             1,995,000   $      1,995      6,967,182    $      6,967
                                                             ============   ============   ============    ============


                                                                                                                 TOTAL
                                                                                                              STOCKHOLDERS'
                                                               ADDITIONAL     ACCUMULATED      UNEARNED          EQUITY
                                                                CAPITAL         DEFICIT      COMPENSATION     (DEFICIENCY)

BALANCE, SEPTEMBER 1, 1993                                   $    709,877    $   (336,839)   $        -      $    375,136
  Issuance of shares of common stock                            1,440,812             -               -         1,442,383
  Net loss                                                            -        (1,815,263)            -        (1,815,263)
                                                             ------------    ------------    ------------    ------------

BALANCE, AUGUST 31, 1994                                        2,150,689      (2,152,102)            -             2,256
  Issuance of shares of common stock                            1,598,025             -               -         1,601,212
  Issuance of stock options, warrants and stock award             312,558             -           (66,240)        246,480
  Amortization of unearned compensation                               -               -            26,791          26,791
  Net loss                                                            -       (15,863,181)            -       (15,863,181)
                                                             ------------    ------------    ------------    ------------

BALANCE, AUGUST 31, 1995                                        4,061,272     (18,015,283)        (39,449)    (13,986,442)
  Issuance of shares of common stock                               82,784             -               -            82,834
  Issuance of stock options                                       795,800             -          (795,800)            -
  Amortization of unearned compensation                               -               -           383,056         383,056
  Issuance of preferred stock - Series A                        2,498,750             -               -         2,500,000
  Transfer of redeemable common stock                            (175,000)       (324,750)            -          (500,000)
  Net loss                                                            -        (4,826,295)            -        (4,826,295)
                                                             ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 1995                                      7,263,606     (23,166,328)       (452,193)    (16,346,847)
  Issuance of shares of common stock                               93,184             -               -            93,333
  Issuance of shares of preferred stock - Series B              2,499,375             -               -         2,500,000
  Issuance of shares of preferred stock - Series C              1,499,880             -               -         1,500,000
  Amortization of unearned compensation                               -               -           452,193         452,193
  Issuance of warrants                                             97,600             -               -            97,600
  Net loss                                                            -       (28,529,192)            -       (28,529,192)
                                                             ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 1996                                     11,453,645     (51,695,520)            -       (40,232,913)
  Issuance of warrants                                             22,800             -               -            22,800

  Net loss                                                            -        (7,794,832)            -        (7,794,832)
                                                             ------------    ------------    ------------    ------------

BALANCE, MARCH 31, 1997 (UNAUDITED)                          $ 11,476,445    $(59,490,352)   $        -      $(48,004,945)
                                                             ============    ============    ============    ============




See notes to financial statements.

AIR SOUTH AIRLINES, INC.

STATEMENTS OF CASH FLOWS



                                                                                                    YEARS ENDED
                                                                                                     AUGUST 31,
                                                                                            ----------------------------
                                                                                               1994             1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                                  $(1,815,263)   $(15,863,181)
  Adjustments to reconcile net loss to net cash used by operating activities:
    Grants                                                                                   (1,261,198)     (1,316,811)
    Stock compensation                                                                             --           295,866
    Loss (gain) on disposal of equipment                                                           --              --
    Depreciation and amortization                                                                28,694         350,447
    Changes in assets and liabilities:                                                             --              --
      (Increase) decrease in receivables                                                       (490,385)     (3,181,173)
      Increase in prepaid expenses and other current assets                                    (148,306)       (749,858)
      Increase in deposits                                                                     (853,387)       (316,613)
      (Increase) decrease in other assets                                                          --          (513,697)
      Increase in accounts payable                                                              972,530       2,912,454
      Increase in accrued liabilities                                                           357,671       5,014,562
      Increase (decrease) in air traffic liability                                               27,000       3,218,276
                                                                                            -----------    ------------
        Net cash used by operating activities                                                (3,182,644)    (10,149,728)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property and equipment                                            (1,089,237)     (1,509,028)
  Proceeds on sale of property                                                                     --              --
  (Increase) decrease in investments                                                           (100,000)       (759,972)
                                                                                            -----------    ------------
        Net cash used by investing activities                                                (1,189,237)     (2,269,000)
                                                                                            -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from grants                                                                        1,261,198       1,316,811
  Proceeds from short-term borrowings                                                              --              --
  Payments of long-term debt                                                                   (500,000)     (1,038,877)
  Proceeds from issuance of long-term debt                                                    5,500,000       8,198,819
  Proceeds from issuance of common stock                                                      1,442,383       1,578,617
  Proceeds from issuance of preferred stock                                                        --              --
  Common stock redemption                                                                          --              --
  Debt issue costs                                                                             (154,862)       (134,968)
                                                                                            -----------    ------------
        Net cash provided by financing activities                                             7,548,719       9,920,402
                                                                                            -----------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                          3,176,838      (2,498,326)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                  375,136       3,551,974
                                                                                            -----------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                    $ 3,551,974    $  1,053,648
                                                                                            ===========    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Cash paid during the period for interest                                                  $     9,040    $    217,988
                                                                                            ===========    ============


                                                                                  FOUR                        THREE MONTHS ENDED
                                                                               MONTHS ENDED    YEAR ENDED          MARCH 31,
                                                                               DECEMBER 31,   DECEMBER 31,    --------------------
                                                                                  1995          1996          1996        1997
                                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                    $(4,826,295) $(28,529,192) $(4,289,394) $(7,794,832)
  Adjustments to reconcile net loss to net cash used by operating activities:
    Grants                                                                        (88,493)     (215,800)     (46,875)     (46,875)
    Stock compensation                                                            465,890       452,193       86,280         --
    Loss (gain) on disposal of equipment                                            6,876      (231,020)        --           --
    Depreciation and amortization                                                 174,864       724,389      151,956      219,855
    Changes in assets and liabilities:                                               --            --           --           --
      (Increase) decrease in receivables                                        1,252,387     1,747,346   (2,135,451)  (1,491,285)
      Increase in prepaid expenses and other current assets                      (537,274)      (86,738)    (290,447)    (653,341)
      Increase in deposits                                                           --            --           --           --
      (Increase) decrease in other assets                                        (158,089)      342,917     (408,628)    (108,090)
      Increase in accounts payable                                              2,192,100     5,140,375    2,791,204    2,370,990
      Increase (decrease) in accrued liabilities                                  985,102     3,821,182      798,524   (3,010,314)
      Increase (decrease) in air traffic liability                               (312,175)    1,567,056    2,588,105    3,518,637
                                                                              -----------  ------------  -----------  -----------
        Net cash used by operating activities                                    (845,107)  (15,267,292)    (754,726)  (6,995,255)
                                                                              -----------  ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property and equipment                                (549,809)   (1,941,778)    (534,799)    (424,929)
  Proceeds on sale of property                                                     20,000          --           --           --
  (Increase) decrease in investments                                              165,542      (516,570)    (697,178)        --
                                                                              -----------  ------------  -----------  -----------
        Net cash used by investing activities                                    (364,267)   (2,458,348)  (1,231,977)    (424,929)
                                                                              -----------  ------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from grants                                                             88,493       215,800       46,875       46,875
  Proceeds from short-term borrowings                                                --       5,277,359      500,000    6,900,000
  Payments of long-term debt                                                      (63,153)      (24,311)     (20,556)     (82,685)
  Proceeds from issuance of long-term debt                                           --       7,445,000         --           --
  Proceeds from issuance of common stock                                             --          93,333       18,333         --
  Proceeds from issuance of preferred stock                                     2,500,000     4,000,000                      --
  Common stock redemption                                                            --        (500,000)    (500,000)        --
  Debt issue costs                                                                   --         (81,092)     (48,910)     (19,950)
                                                                              -----------  ------------  -----------  -----------
        Net cash provided by financing activities                               2,525,340    16,426,089       (4,258)   6,844,240
                                                                              -----------  ------------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            1,315,966    (1,299,551)  (1,990,961)    (575,944)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                  1,053,648     2,369,614    2,369,614    1,070,063
                                                                              -----------  ------------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                      $ 2,369,614  $  1,070,063  $   378,653  $   494,119
                                                                              ===========  ============  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Cash paid during the period for interest                                    $       415  $    494,564  $    43,669       99,645
                                                                              ===========  ============  ===========  ===========

AIR SOUTH AIRLINES, INC.

STATEMENTS OF CASH FLOWS


                                                                                                    FOUR
                                                                        YEARS ENDED             MONTHS ENDED      THREE MONTHS ENDED
                                                                         AUGUST 31,              DECEMBER 31,           MARCH 31,
                                                                    ------------------                              ----------------
                                                                      1994       1995          1995        1996      1996      1997
                                                                                                                      (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS:
  Stock bonus                                                       $   -     $183,831      $      -     $ 50,000    $ --
  Unearned compensation                                                 -       66,240       795,000            -      --
  Stock and warrants issued to vendors and investors                    -      135,544        82,834      137,600            $22,800
  Equipment exchanged with vendors for reduction of trade payables      -            -             -      875,678      --



See notes to financial statements.

AIR SOUTH AIRLINES, INC.


NOTES TO FINANCIAL STATEMENTS
YEARS ENDED AUGUST 31, 1994 AND 1995, THE FOUR-MONTH PERIOD
ENDED DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   ORGANIZATION - Air South Airlines, Inc. (the "Company") was incorporated in Illinois in 1993 as Travel Management Industry Services, Inc. for the purposes of providing consulting services regarding travel industry marketing. On January 26, 1994, an amendment to the Articles of Incorporation was filed which changed the name of the Company to Air South, Inc. and the stated purpose to operation of an airline and related services. The Company commenced airline operations on August 22, 1994. Prior to commencement of airline operations, the Company was essentially a development stage enterprise with activities consisting of organizational and pre-operating activities. The Company's management primarily spent the pre-operating period and the initial phase of operations recruiting key personnel, developing strategies, obtaining Federal Aviation Administration and Department of Transportation certification and negotiating aircraft leases, debt agreements and grant agreements. During the period ended August 31, 1993, the Company produced no revenues and incurred development stage losses of approximately $300,000. The Company is a passenger airline providing all jet service primarily in the Southeastern and Eastern seaboard regions of the United States. Services are provided with a fleet of seven leased Boeing 737-200 aircraft.

   On December 29, 1995, the Company:


        -  was reincorporated in Delaware;

        -  changed its name from Air South, Inc. to Air South Airlines, Inc.;

        - changed its common shares authorized from 10 million to 18 million and from no par value shares to $.001 par value shares; and

        - authorized 2 million shares of preferred stock with a $.001 par value.


   The Company also changed its year end for financial reporting purposes from August 31 to December 31.

   INTERIM FINANCIAL STATEMENTS - The unaudited financial statements as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the periods. All such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for the year ended December 31, 1997.

   INDUSTRY RISKS -The airline industry is intensely competitive. Domestic certified airlines are free to enter and exit domestic markets and to set fares without regulatory approval. Any significant fare reductions or introduction of directly competing routes by other airlines could have a material adverse effect on the Company's results of operations and financial condition.

   The Company cannot predict the future cost and availability of fuel for flight operations. Substantial price increases or the unavailability of adequate suppliers could have a material adverse effect on the Company's financial position or results of operations.

   CONTINUITY OF OPERATIONS - The Company has incurred significant operating losses since inception, and at March 31, 1996, has a deficiency in working capital of $35,746,000 and a stockholders' deficiency of $48,005,000. The Company continues to experience negative cash flows and payments to certain trade creditors are past due. Operating revenues have not yet exceeded a breakeven threshold. In addition, loan covenant violations on $12,000,000 of indebtedness have been waived through December 31, 1997, but there is no assurance that waivers can be obtained for any future violations subsequent to that date.


   The cash flow defects have been funded primarily by loans from equity securities purchased by affiliates of Hambrecht & Quist Group. If the Company cannot achieve profitable operations and positive cash flow during the busy summer months of 1997, the Company believes it is highly unlikely that such investors will continue to fund the Company's ongoing operation. It is also highly unlikely that other present investors in the Company, or new investors, will be willing to make additional investments. If that is the case, it is highly likely that the Company will be required to discontinue operations.


   The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. The continuance of the Company as a going concern is dependent, among other things, upon obtaining sufficient additional financing to fulfill cash flow requirements, growth in the Company's revenue base and, ultimately, the attainment of profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   Management's plans to mitigate the uncertainty as to continuity of operations include the following:

   The Company has employed new management personnel in key positions, including a chief executive officer with significant experience in airline management.


   Under the new management team, the Company has realigned its flight schedules in order to improve on-time performance and reduce flight cancellations. Since mid-year 1996 the Company has been operating five of its seven aircraft. The Company has a new schedule which went into effect in April 1997 which uses an additional aircraft and has plans to add the seventh aircraft to the schedule by mid-year, in time for the peak travel season. No new cities will be served. Management has installed a new reservations system with improved revenue management and accounting capabilities. Additionally, the Company is in the process of installing an automated scheduling system which should reduce flight crew expenses by producing better crew utilization.


   The Company hopes to add additional B737-200 aircraft in 1997 if the financial performance shows that reliability and traffic can be sustained at levels which can produce profits.

   During 1996, the Company raised approximately $17 million of additional funds through debt and equity transactions. A substantial portion of these funds have been received from H&Q Air South Investors, L.P. ("H&Q"), an affiliate of Hambrecht & Quist, L.L.C., an investment banking firm. As of March 31, 1997, the Company has raised approximately $8 million of additional funds through debt and equity transactions with H&Q and affiliates of H&Q (Note 11). H&Q has also guaranteed a $2 million bank loan for the Company and now has in excess of 50% voting control of the Company.

   Management is seeking additional sources of financing from H&Q and other investors. However, the Company's ability to raise additional funds is dependent upon the Company's ability to meet its operational plans over the peak travel season.

   CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers certificates of deposit with an original maturity of three months or less to be cash equivalents.

   INVESTMENTS - Investments consist of certificates of deposit which are stated at cost.

   PROPERTY AND EQUIPMENT - Property and equipment are carried at cost. Major additions, betterments and renewals are capitalized. Depreciation is computed on the straight-line basis over the estimated useful lives of the related assets, which are seven years for all flight equipment and five years for other property and equipment. Leasehold improvements are amortized on a straight-line basis over the five year term of the leases.

   DEBT ISSUE COSTS - Debt issuance costs are amortized over the term of the related debt.

   ACCRUED EXPENSES - Included in accrued expenses are federal excise taxes payable of $795,140 and $1,722,976, accrued maintenance reserves of $790,170 and $1,543,463 and accrued aircraft rent of $1,035,025 and $1,139,185 at December 31, 1995 and 1996, respectively.

   FREQUENT FLYER AWARDS - The Company accrues the estimated incremental cost of providing free travel awards earned under its frequent flyer program at the time of travel by participating passengers.

   AIRCRAFT AND ENGINE MAINTENANCE - The Company accounts for airframe overhaul costs using the accrual method. The accrual method provides for accruing the estimated cost of the next overhaul based on cycles or flight hours.
   For airframe overhauls, the actual cost of an overhaul is charged to the accrual, with any deficiency or excess charged or credited to expense. For engine overhauls, the Company accounts for overhaul costs using the deferral method. Costs of engine overhauls are capitalized and amortized to the next overhaul. The cost of routine maintenance is charged to expense as incurred.

   PASSENGER REVENUES - Passenger ticket sales are recognized as earned revenue when the transportation is provided. Customer flight deposits and unused passenger tickets sold are included in air traffic liability. As is customary within the industry, the Company performs periodic evaluations of this estimated liability and any adjustments resulting therefrom, which can be significant, are included in the results of operations for the periods in which the evaluations are completed.

   GRANTS - Grants from governmental entities are restricted for specified purposes and are recognized when an expenditure for which the grant provides reimbursement is incurred. Grants related to expenses are recognized as nonoperating income, while grants relating to property and equipment or to intangible assets reduce their recorded cost.

   INCOME TAXES - The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Accordingly, deferred tax assets and liabilities are recorded for temporary differences in the book and tax basis of assets and liabilities and for tax loss and credit carryforwards. Deferred tax assets, which are not considered more likely than not to be realized, are offset by a valuation allowance.

   PREOPERATING COSTS - All preoperating costs incurred during the development stage were charged to expense as incurred.

   RETIREMENT PLAN - The Company has a contributory 401(k) plan covering substantially all employees. The Company may make matching and discretionary contributions to the plan at the determination of the Company's Board of Directors. The Company has made no contributions to the plan.

   PASSENGER TRAFFIC COMMISSIONS - Passenger traffic commissions are recognized as expense when the transportation is provided and the related revenue is recognized. The amount of passenger traffic commissions paid but not yet recognized as expense is included in prepaid expenses and other current assets in the accompanying balance sheet.

   ADVERTISING - The cost of advertising is expensed as incurred.

   USE OF ESTIMATES - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   IMPAIRMENT OF LONG-LIVED ASSETS - Effective September 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. This Statement requires assessment of impairment of long-lived assets whenever factors, events or changes in circumstances indicate the carrying amount of certain long-lived assets to be held and used may not be recoverable. Assessment of impairment is based on the expected undiscounted cash flows of the assets. If an asset is determined to be impaired, an impairment loss is recognized to the extent the carrying amount of the impaired asset exceeds fair value. Adoption of this Statement did not materially affect the Company's financial position or results of operations.

   LOSS PER COMMON SHARE - The net loss per common share is calculated by dividing the net loss by the weighted average common shares and common share equivalents outstanding. Fully diluted earnings per share are equal to primary earnings in all periods presented. The effect of common stock equivalents is antidilutive in all periods presented.



   The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." The provisions of the Statement, which will be implemented by the Company for the year ending December 31, 1997, requires specific computation, presentation and disclosure requirements for earnings per share. If earnings per share for all periods presented had been calculated using the requirements of the Statement, the earnings per share would not have been materially different from earnings per share presented.



   RECLASSIFICATIONS - Certain amounts for prior years have been reclassified to conform with the 1996 presentation.

2. PROPERTY AND EQUIPMENT

   Property and equipment as of December 31, 1995 and 1996 consists of the following:


                                                DECEMBER 31,
                                    ----------------------------------
                                         1995                  1996
Flight equipment                    $1,545,825             $ 2,382,820
Computer equipment                     844,240               1,392,305
Ground property and equipment          474,877                 481,874
Office furniture, fixtures and
  equipment                            221,889                 271,487
Leasehold improvements                  33,395                  34,724
                                    ----------             -----------
Total                                3,120,226               4,563,210
Less accumulated depreciation         (525,626)             (1,093,923)
                                    ----------             -----------

Property and equipment, net         $2,594,600             $ 3,469,287
                                    ==========             ===========



3. DEBT

   LINE OF CREDIT - On March 12, 1996, the Company entered into an agreement to obtain a one year, $500,000 line of credit from a bank. Subject to the bank's discretion, and subject to such additional terms, conditions and provisions as the bank considers necessary, an additional $500,000 may be provided under the agreement. The line of credit is collateralized by a first lien on substantially all the Company's assets and bears interest at the rate of prime plus 1%. This line of credit is past its maturity date as of March 31, 1997, and the Company is in default on the payment of principal and related accrued interest.

   As consideration for this line of credit, the Company issued 7,500 shares of common stock in 1996 to the bank. Subject to funding of the additional $500,000, the Company will issue an additional 15,000 shares of common stock to the bank. Such shares are required to be registered in any subsequent equity offering.

   DEMAND NOTES - In September through December 1996, the Company issued $6,800,000 of demand notes to H&Q and H&Q affiliates bearing an interest rate of 8%; $2,300,000 of such notes was repaid prior to December 31, 1996.

   NOTE PAYABLE - See Note 9 for a description of the $277,359 short-term note payable to a related party.

   LONG-TERM DEBT - Long-term debt outstanding as of December 31, 1995 and 1996 consists of the following:


                                                                                DECEMBER 31,
                                                                   -------------------------------------
                                                                       1995                      1996

Loan from Lexington County, South Carolina (the "State
  Loan"), see below                                                $12,000,000               $12,000,000
Bank loan at prime plus 2.0% (10.25% at December 31, 1996)                   -                 2,000,000
Convertible debentures                                                       -                 5,220,000
Other                                                                   96,789                   337,874
                                                                   -----------               -----------
Total                                                               12,096,789                19,557,874
Less current portion                                                    96,789                 1,266,752
                                                                   -----------               -----------

Long term portion                                                  $12,000,000               $18,291,122
                                                                   ===========               ===========



   The terms of the State Loan provide (i) for 4% fixed interest rate through August 31, 2004; beginning September 1, 2004 the interest rate may be increased, not to exceed prevailing commercial loan rates, based on the Company's net operating income, (ii) that interest due for June 1, 1996 through August 1, 1997 is deferred until August 1, 1997, (iii) that the loan is to be repaid in 143 equal installments based on 204 months amortization with a balloon payment one month after the last (final) installment and (iv) that the outstanding principal balance is based on the size of an initial public offering with principal repayment not to exceed $6 million of the net proceeds of a public offering greater than $20 million. Substantially all of the Company's assets serve as collateral for this loan, subordinate to the interests of the line of credit described above. The Company has also agreed to use the proceeds of any initial public stock offering to repay up to one half of the loan's outstanding balance. The loan was funded through the issuance of Lexington County, South Carolina general revenue bonds and was guaranteed by the United States Department of Housing and Urban Development ("HUD").

   The loan agreement relating to the State Loan contains, among other things, provisions which limit payment of dividends, salary increases and other financial restrictions and requires the Company to maintain certain financial ratios (working capital, tangible net worth, and other financial ratios). Dividend payments are prohibited until one-half of the loan is paid. As of December 31, 1996, the Company was not in compliance with the above described financial covenants as well as certain other provisions of the loan agreement; however, on February 6, 1997, the South Carolina Jobs - Economic Development Authority, the Servicing Agent, waived compliance with those provisions through December 31, 1997.

   The $2,000,000 bank loan requires payment of interest only monthly with a final payment of principal and accrued interest on June 1, 1998. This note is secured by an irrevocable letter of credit issued on behalf of H&Q.

   In August and September of 1996, the Company issued $4,600,000 of convertible debentures to H&Q and two existing investors in the Company. These securities are convertible into 18,400,000 shares of Series D Preferred Stock (to be authorized), which in turn are convertible at $.25 per share into shares of common stock.

   In September and October of 1996, the Company issued $620,000 of Convertible Debentures. These securities are convertible into 2,480,000 shares of Series E Preferred Stock (to be authorized), which in turn are convertible at $.25 per share into shares of common stock.

   The provisions of Series D and E preferred stock (other than conversion provisions) will be substantially the same as the previously issued Series A, B and C Preferred Stock. The Convertible Debentures bear interest at 6% per annum. Interest is deferred and added to the principal balance. Principal is due on August 16, 1999.

   Additionally, the Company has standby letters of credit totaling $1,211,000 at December 31, 1996, with two banks, for which $1,211,000 of investments was pledged as collateral.

   Principal payments on debt are due as follows:

Fiscal year:
  1997                                                            $ 1,266,752
  1998                                                              3,055,321
  1999                                                              6,230,321
  2000                                                              1,010,321
  2001                                                              1,010,321
  Thereafter                                                        6,984,838
                                                                  -----------

Total                                                             $19,557,874
                                                                  ===========

4. STOCKHOLDERS' EQUITY

   CONVERTIBLE PREFERRED STOCK - Convertible preferred stock at December 31, 1996 consists of 1,250,000 shares designated as Series A Preferred Stock, 625,000 shares designated as Series B Preferred Stock and 120,000 shares designated as Series C Preferred Stock.

   Significant terms of these Convertible Preferred Stocks are as follows:

   Each share is convertible at the option of the holder into one share of common stock for Series A, eight shares of common stock for Series B and 25 shares of common stock of Series C, subject to adjustment for events of dilution. Shares will automatically be converted upon an initial public offering of common stock meeting specified criteria or upon written consent of the holder of a specified percentage of the outstanding shares of each respective series of preferred stock.

   Each share has the same voting rights and number of votes as shares of common stock into which it is convertible.

   Dividends are at the discretion of the Board of Directors and are noncumulative. Each share is entitled to a per share dividend of $.16 per share of Series A, $.32 of Series B and $1.00 for Series C per annum before any dividend is paid to common shareholders. All series participate with the Company common stock on an as-if-converted basis with respect to any other dividends that may be paid on the Company's common stock.

   In the event of liquidation, the preferred shareholders are entitled to receive $2.00 per share for Series A, $4.00 per share for Series B and $12.50 per share for Series C, plus any declared but unpaid dividends, prior to any distribution to the common shareholders.

   The holders of the preferred shares have certain piggyback and demand registration rights with respect to the underlying shares of common stock into which the preferred shares are convertible.

   WARRANTS - Warrants to purchase 25,000 shares of the Company's common stock were issued to an aircraft lessor in November 1994. Warrants to purchase 200,000 shares of common stock were issued to a leasing agent in April 1995. The value of these warrants has been treated as deferred lease expense and is being amortized over the life of the related leases. The warrants have an exercise price of $1.00 and expire October 31, 2005. In April 1996 warrants to purchase 400,000 shares of Series A preferred stock were issued to Hambrecht & Quist Group L.L.C. as consideration for guaranteeing the $2,000,000 line of credit. These warrants have an exercise price of $.50 and expire in April 2006. In December 1996, the Company issued to H&Q warrants to purchase 16,000,000 shares (of which 6,400,000 were fully vested at December 31, 1996) of common stock at an exercise price of $.25 per share. The warrants were issued as consideration for a $4,000,000 letter of credit provided by H&Q which allows the Company to obtain cash more promptly from certain credit card receivables.

   STOCK OPTION PLANS - The Company has adopted the 1993 Stock Option Plan and the 1994-1995 Stock Option Plan. These plans (the "Plans") provide for grants of both incentive stock options ("ISO's") and non-qualified options. Under the Plans, ISO's may be granted to employees and non-qualified options may be granted to employees, directors, consultants and other advisors. Shares subject to incentive stock options generally vest over a three year period. Although vesting may vary, no options have vesting periods in excess of three years. Certain options provide for acceleration of vesting upon occurrence of specified events. Options expire over varying periods from five to ten years after the date of grant.

   ISO's shall be granted at a price at least equal to the fair market value at the time of issuance as determined by the Board of Directors. Non-qualified options may have an exercise price of less than fair market value. At the March 18, 1996 board meeting, directors voted to increase the number of authorized shares under the 1994-1995 Stock Option Plan to 2,500,000. On May 18, 1996, the board voted to reduce the exercise price for outstanding options to purchase common stock by current employees, officers, and directors to $.50 per share. No future grants will be made under the 1993 Stock Option Plan.

   The Company will continue to follow the accounting provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The effect of applying the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, on a proforma basis is not material to the financial statements.


   The fair value of options granted under the Company's stock option plans was estimated on the date of grant using the Black-Scholes options-pricing model assuming no dividend yield, no volatility, a risk free interest rate of 6.4% and expected lives of 1.5 years.


                                                                              WEIGHTED AVERAGE
                                                         NUMBER OF            EXERCISE PRICE
                                                          OPTIONS                PER SHARE
                                                          -------                ---------
Activity under the Plans is summarized as follows:
  Outstanding at September 1, 1993                              -
    Granted                                               350,000                $   0.50
                                                        ---------
  Outstanding at August 31, 1994                          350,000                $   0.50
    Granted                                               939,100                $   0.50
    Forfeited                                             (62,000)               $   0.50
                                                        ---------
  Outstanding at August 31, 1995                        1,227,100                $   0.50
    Granted                                             1,030,000                $   0.50
                                                        ---------
  Outstanding at December 31, 1995                      2,257,100                $   0.50
    Forfeited                                             (61,000)               $   0.50
    Exercised                                              (3,333)               $   0.50
                                                        ---------

Outstanding at December 31, 1996                        2,192,767                $   0.50
                                                        =========

Options exercisable at December 31, 1996                1,921,858                $   0.50
                                                        =========


The weighted average remaining contractual life of the options outstanding at December 31, 1996 was 1.5 years.



   UNEARNED STOCK COMPENSATION - In connection with the grant of certain stock options to employees, the Company recorded unearned stock compensation for the difference between the deemed fair value for accounting purposes based on independent appraisals and the option price as determined by the Board of Directors at the date of grant. Deferred compensation was recorded as a reduction in stockholders' equity at December 31, 1995. Such amounts were recognized as compensation expense over the vesting period of the related stock options, and were fully amortized at December 31, 1996.

   STOCK AWARDS - On January 24, 1995 and August 22, 1995 the Company awarded stock to all employees. The fair value of the stock issued to employees of $183,831 has been treated as compensation expense for the year ended August 31, 1995. In addition, stock was awarded to a Company executive during 1996. The fair value of that issuance of $50,000 has been treated as compensation expense for the year ended December 31, 1996.

5. COMMITMENTS AND CONTINGENCIES

   OPERATING LEASES - The Company leases aircraft, its principal facilities, including airport and terminal facilities, sales offices and general offices. These operating leases are generally on a long-term net rent basis whereby the Company pays taxes, maintenance, insurance and certain other operating expenses applicable to the leased premises. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

   At December 31, 1996, approximate minimum lease payments under leases expiring after December 31, 1996 were as follows:



Calendar year:
1997                                                               $ 8,687,000
1998                                                                 5,028,000
1999                                                                 5,028,000
2000                                                                 3,831,000
2001                                                                 3,291,000
Thereafter                                                           3,045,000
                                                                   -----------
Total minimum lease payments                                       $28,910,000
                                                                   ===========


   Total rental expense for all operating leases was approximately $11,825,000 and $16,940,000 for the years ended August 31, 1995 and December 31, 1996, respectively, of which approximately $4,342,000 and $5,943,000 represented contingent rentals. Comparable amounts for the four months ended December 31, 1995 were $4,882,000 and $1,742,000 for contingent rentals. Contingent rentals are based on number of flights, enplaned passengers (as defined) or usage (as defined) for terminal space. Rent expense was not significant for the year ended August 31, 1994.

   In April 1996, the Company renegotiated certain of its aircraft lease agreements. Under these agreements, the Company would be required to make an additional payment of up to $3 million to the lessor upon completion of a successful initial public offering meeting specified criteria.

   Noncurrent deposits include $1,170,000 at December 31, 1995 and 1996 for leased aircraft.

   STOCK REGISTRATION - The Company sold shares in the year ended August 31, 1995 and the period ended December 31, 1995 (the "Rescission Shares") which may have violated the Securities Act of 1933 or other applicable state securities laws. The shares were not registered under the securities laws, and exemptions from registration provided by such securities laws may not have been available or may not have been perfected, and, in some cases, sales of the shares may have been made by unregistered persons with the result that the Company may be deemed to have violated the registration requirements of the securities laws. The Company does not believe the possible violations of securities laws will have a material impact on the Company's financial position or future results of operations.

   LITIGATION - The Hillsborough County Aviation Authority is seeking damages arising out of the Company's alleged breach of four contracts relating to the use by the Company of Tampa International Airport. An accrual of approximately $680,000 reflecting management's estimate of the potential exposure on this litigation has been recorded. The Company does not believe the ultimate settlement of this litigation will have a material impact on the Company's financial position or future results of operations.

   The Company is a defendant in certain other legal proceedings arising out of the ordinary conduct of the Company's business. In the opinion of management, the ultimate outcome of these legal proceedings will not have a material adverse effect on the final position or future results of the operations of the Company.

6. GRANTS

   Certain governmental entities committed to provide the Company reimbursement for certain types of expenditures or to provide services free of charge. At December 31, 1996, grant commitments of $184,015 are available to the Company for free training services to be provided by the South Carolina State Board for Technical and Comprehensive Education, and $277,765 is available for rent subsidy for the Company's reservation facility.

   Grants totaling $3,000,000 are repayable on a pro-rata basis, with interest at 4% per annum, to the governmental entities should the Company, within five years of commencement of operations, relocate its operations and headquarters away from the Columbia, South Carolina metropolitan area.

7. INCOME TAXES

   The components of deferred income taxes are:

                                                     DECEMBER 31,
                                    --------------------------------------------
                                         1995                             1996
Depreciation                             11,839                     $    156,284
Vacation and other reserves             462,168                          862,576
Accrued maintenance reserves            285,884                          575,712
Net operating loss carryforwards      7,420,764                       17,030,530
                                    -----------                     ------------

Gross deferred tax assets             8,180,655                       18,625,102

Valuation allowance                  (8,180,655)                     (18,625,102)
                                    -----------                     ------------

Net deferred tax assets             $         -                     $          -
                                    ===========                     ============


   As of December 31, 1996, the Company had available net operating loss carryforwards of approximately $48,000,000. These carryforwards expire beginning in 2008. The Company has experienced a change in ownership. The ownership change may limit the utilization of these carryforwards in the future.

    The Company has recorded a valuation allowance for the total amount of the gross deferred tax asset in all years presented as recoverability of such assets is not considered likely.

8.  OTHER OPERATING EXPENSES

    Other operating expenses consist of the following:


                                                 YEAR ENDED                          FOUR MONTHS
                                                  AUGUST 31,                            ENDED             YEAR ENDED
                                     -----------------------------------             DECEMBER 31,        DECEMBER 31,
                                          1994                    1995                   1995               1996
Travel, lodging and meals            $  118,333              $ 1,042,240            $  253,506         $   963,978
Communications                           74,632                1,638,396               549,862           2,404,489
Useage fees - reservations               26,104                1,502,235               619,009           1,457,587
Purchased services                      185,100                1,546,173               836,301           4,974,939
Equipment rentals                             -                  648,991               230,382             685,357
Aircraft charters                             -                1,290,373                     -             298,808
Insurance                               115,872                2,861,286             1,174,539           3,405,818
Taxes and licenses                       13,304                  465,682                57,818             226,110
Passenger food and drink                 31,219                  324,343               137,892             410,935
Credit card fees                              -                1,100,276               587,485           1,357,534
Interrupted trip expense                      -                  209,519                53,458           2,343,821
Corporate and fiscal                    140,516                  169,231                71,611             245,589
Other                                   332,463                3,321,678               909,748           3,948,368
                                     ----------              -----------            ----------         -----------

Total                                $1,037,543              $16,120,423            $5,481,611         $22,723,333
                                     ==========              ===========            ==========         ===========


9.  RELATED PARTY TRANSACTION

    On July 12, 1996, the then Chairman of the Board of Directors of the Company paid $277,359 directly to a vendor for payment of certain payables of the Company. As of December 31, 1996, this amount is payable to the former Chairman of the Board.

10. REDEEMABLE COMMON STOCK

    On December 22, 1995 the Company entered into an agreement with a former officer of the Company to repurchase for $2.00 a share, 250,000 shares of the Company's common stock from the former officer or designated individuals. On January 3, 1996, the Company repurchased the shares of common stock under the terms of this agreement.

11.FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995 and 1996 are as follows:


                                              DECEMBER 31, 1995                         DECEMBER 31, 1996
                                    -----------------------------------          ------------------------------
                                                              ESTIMATED                               ESTIMATED
                                       CARRYING                 FAIR                CARRYING             FAIR
                                        AMOUNT                 VALUE                 AMOUNT             VALUE
Assets:
  Cash and cash equivalents         $ 2,369,614              $2,369,614          $ 1,070,063        $ 1,070,063
  Investments                           668,622                 653,334            1,211,000          1,184,665

Liabilities:
  Loan from Lexington County,
   South Carolina                    12,000,000               9,970,542           12,000,000         10,312,322
  Convertible debentures                      -                       -            5,220,000          2,088,000



   The information presented herein is based on information available to the Company as of December 31, 1996. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such financial instruments have not been comprehensively revalued since December 31, 1996, and the current estimated fair value may differ significantly from the estimated fair value at that date.

   The following methods and assumptions were used to estimate the fair value of the above classes of financial instruments:

   Cash and cash equivalents are valued at their carrying amount.

   Fair values of investments and certain non-convertible long-term debt are based on net present value calculations as quoted market prices for the instruments or similar instruments are not available. Settlement of long-term debt may not be possible or may not be a prudent management decision. Potential taxes and other expenses that would be incurred in an actual sale or settlement have not been taken into consideration.

   The fair value of convertible debentures are based upon the estimated current fair value of common stock and the conversion provisions of these debentures.

12.SUBSEQUENT EVENTS

   Subsequent to December 31, 1996, the Company has received new financing as follows:


   In January and March 1997, the Company issued $6,900,000 of demand notes to H&Q and H&Q affiliates bearing interest at 8%.

   In January 1997, the Company issued warrants to purchase 8,000,000 shares of Common Stock at an exercise price of $.25 per share to H&Q. The warrants were issued as consideration for a $2 million letter of credit provided by H&Q which allowed the Company to obtain an extension on the maturity of the $2 million bank loan.

   The Company has executed an agreement to sell approximately 6% (14,038,185 shares) of the outstanding shares of the Company (on a fully diluted basis) to management at $.02 per share.


                                  *********